Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
Mistras Group, Inc.,
WPT Holdings Inc.,
West Penn Non-Destructive Testing, LLC
(formerly known as West Penn Non-Destructive Testing, Inc.),
and
N. David Campbell
and
James C. DeChellis III
Dated December 15, 2017

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ARTICLE 1	PURCHASE AND SALE OF COMPANY MEMBERSHIP INTEREST	2
1.1	Purchase and Sale of Company Membership Interest	2
1.2	Purchase Price	2
1.3	The Closing	2
1.4	Deliveries at the Closing	2
1.5	Purchase Price Adjustment	5
1.6	Withholding Rights	7
1.7	Appointment of Sellers’ Representative	7
ARTICLE 2	REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION	8
2.1	Representations and Warranties of the Stockholders and Seller	8
2.2	Representations and Warranties of Buyer	10
ARTICLE 3	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY	11
3.1	Corporate Status	11
3.2	Power and Authority; Enforceability	11
3.3	No Violation	11
3.4	Brokers’ Fees	12
3.5	Capitalization	12
3.6	No Subsidiaries	12
3.7	Affiliate Transactions	12
3.8	Records	13
3.9	Financial Statements	13
3.10	Subsequent Events	14
3.11	Liabilities	16
3.12	Legal Compliance	16
3.13	Tax Matters	17
3.14	Title to Assets	19
3.15	Real Property	20
3.16	Intellectual Property	22
3.17	Condition of Assets	23
3.18	Inventory	23
3.19	Contracts	23
3.20	Receivables	24
3.21	Powers of Attorney	24
3.22	Insurance	24
3.23	Litigation	25
3.24	Company Warranty	25
3.25	Company Liability	25
3.26	Labor and Employment Matters	25
3.27	Employee Benefits	27

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3.28	Environmental Matters	29
3.29	Customers and Suppliers	30
3.30	Permits and Certifications	30
3.31	Corrupt Practices	31
3.32	Bank Accounts	31
3.33	Accuracy of Information Furnished	31
3.34	No Other Representations or Warranties	31
ARTICLE 4	PRE-CLOSING COVENANTS	31
4.1	General	32
4.2	Notices and Consents	32
4.3	Operation of Business	32
4.4	Preservation of Business	32
4.5	Full Access	32
4.6	Notice of Developments	32
4.7	Exclusivity	33
4.8	Confidentiality; Publicity	33
4.9	Affiliated Transactions	34
4.10	Charges, Fees, and Prepayment Obligations	34
4.11	Repayment of Certain Receivables	34
4.12	Discharge of Certain Payables	34
4.13	Site Inspections	34
ARTICLE 5	POST CLOSING COVENANTS	34
5.1	General	34
5.2	Dispute Support	35
5.3	Use of Name and Assets	35
5.4	Confidentiality	35
5.5	Restrictive Covenants	35
5.6	Release	37
ARTICLE 6	CLOSING CONDITIONS	38
6.1	Conditions Precedent to Obligation of Buyer	38
6.2	Conditions Precedent to Obligation of Seller	39
ARTICLE 7	TERMINATION	40
7.1	Termination of Agreement	40
7.2	Effect of Termination	40
ARTICLE 8	INDEMNIFICATION	41
8.1	Survival Periods	41
8.2	Indemnification Provisions for Buyer’s Benefit	42
8.3	Indemnification Provisions for Sellers’ Benefit	42
8.4	Indemnification Claim Procedures	43
8.5	Limitations on Indemnification Liability	44

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8.6	Payments; Indemnification Escrow Fund	45
8.7	Other Indemnification Provisions	45
ARTICLE 9	TAX MATTERS	46
9.1	Responsibility for Filing Tax Returns	46
9.2	Cooperation on Tax Matters	46
9.3	Transfer Taxes	47
9.4	Straddle Period Allocation	47
9.5	Audits and Contests with Respect to Taxes	47
9.6	Allocation of Purchase Price	48
9.7	Tax Sharing Agreements	49
9.8	S Corporation Status	49
9.9	Conflicts	49
ARTICLE 10	EMPLOYEE MATTERS	49
10.1	No Employment Contract	49
10.2	Employee Benefits	49
ARTICLE 11	DEFINITIONS	49
ARTICLE 12	MISCELLANEOUS	59
12.1	Seller Disclosure Schedule	59
12.2	Entire Agreement	59
12.3	Successors	59
12.4	Assignments	59
12.5	Notices	60
12.6	Specific Performance	61
12.7	Submission to Jurisdiction	61
12.8	Time	61
12.9	Counterparts; Electronic Signatures and Electronic Exchange of Documents	61
12.10	Headings	62
12.11	Governing Law	62
12.12	Amendments and Waivers	62
12.13	Severability	62
12.14	Expenses	63
12.15	Construction	63
12.16	Incorporation of Exhibits, Annexes, and Schedules	63
12.17	Attorney-Client Privilege	63
ATTACHMENTS
EXHIBIT A	STOCKHOLDER INFORMATION AND OWNERSHIP OF COMPANY STOCK PRIOR TO AND FOLLOWING REORGANIZATION
EXHIBIT B	FORM OF EMPLOYMENT AGREEMENT

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EXHIBIT C	FORM OF ESCROW AGREEMENT
EXHIBIT D	FORM OF HEADQUARTERS LEASE
EXHIBIT E	FORM OF SOUTH CAROLINA LEASE

Schedule 1.5(a)—Example Statement
Schedule 9.6—Purchase Price Allocation Schedule
SELLER DISCLOSURE LETTER

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”) is dated as of December 15, 2017, by and among (i) Mistras Group, Inc., a Delaware corporation (“Buyer”), (ii) West Penn Non-Destructive Testing, LLC, a Pennsylvania limited liability company (formerly known as West Penn Non-Destructive Testing, Inc., a Pennsylvania corporation) (the “Company”), (iii) WPT Holdings Inc., a Pennsylvania corporation and the parent corporation of the Company (“Seller”), and (iv) each stockholder of Seller set forth in Exhibit A (individually, a “Stockholder” and collectively, the “Stockholders”). “Seller Parties” and individually each a “Seller Party” means (i) during the period prior to Closing, each of the Company, Seller and each Stockholder, and (ii) from and after Closing, Seller and each Stockholder. Capitalized terms used in this Agreement have the meaning specified in ARTICLE 11.
RECITALS:
WHEREAS, the Company engages in the business of non-destructive testing (“NDT”), in the following locations: New Kensington, Pennsylvania; Richburg, South Carolina; and Ellabell, Georgia;
WHEREAS, prior to the Reorganization (defined below), the Company was a Pennsylvania corporation, the Stockholders collectively owned beneficially and of record all of the issued and outstanding shares of Company Stock and the Company was an “S corporation,” as defined in Section 1361(a)(1) of the Code;
WHEREAS, prior to the date hereof and in anticipation of the Closing, the Stockholders caused a reorganization to be consummated through the following transactions, effected in the following order (collectively, the “Reorganization”): (i) Seller was incorporated by the Stockholders; (ii) the Stockholders contributed all of the issued and outstanding shares of Company Stock to Seller in exchange for shares of capital stock of Seller, resulting in the Company becoming a wholly-owned subsidiary of Seller; and (iii) Seller timely filed IRS Form 8869 for the Company, resulting in the Company becoming a Qualified Subchapter S Subsidiary effective as of the date and time of the equity exchange described in clause (ii) (such date and time, the “Reorganization Effective Time”) for U.S. federal income tax purposes;
WHEREAS, upon consummation of the Reorganization, (i) the Stockholders were the owners of all of the issued and outstanding capital stock of Seller and (ii) Seller became the sole owner of all of the issued and outstanding shares of Company Stock;
WHEREAS, following the Reorganization Effective Time and prior to the date hereof, the Company converted into a limited liability company organized under the laws of the Commonwealth of Pennsylvania (the “Conversion”); and after and as a result of the consummation of the Conversion, all issued and outstanding shares of Company Stock converted into membership interests of the Company, which continued to be owned beneficially and of record by Seller;

WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer the business operations and financial position of the Company through the purchase and sale of all of the issued and outstanding membership interest of the Company (the “Company Membership Interest”), for the consideration and upon the terms and conditions contained in this Agreement; and
WHEREAS, a portion of the purchase price payable by Buyer to Seller shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in the Escrow Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, the Parties agree as follows:
ARTICLE 1

PURCHASE AND SALE OF COMPANY MEMBERSHIP INTEREST
1.1    Purchase and Sale of Company Membership Interest. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the issued and outstanding Company Membership Interest, for the consideration specified in Section 1.2.
1.2    Purchase Price. The purchase price for all of the issued and outstanding Company Membership Interest is (i) Seventy-Four Million Dollars ($74,000,000.00) (the “Purchase Price”). The Purchase Price shall be paid to Seller as provided in Section 1.4(b)(i), and shall be subject to adjustment as provided in Section 1.5.
1.3    The Closing. The closing of the purchase and sale of all of the issued and outstanding Company Membership Interest (the “Closing”) will take place remotely via the exchange of documents and signatures, effective as of 12:01 a.m., New York time, on (i) the date hereof or (ii) to the extent all conditions to the obligations of the Parties to consummate the purchase and sale of such Company Membership Interest (other than conditions with respect to actions the respective Parties will take at the Closing itself) are not then satisfied or waived, on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the purchase and sale of such Company Membership Interest (other than conditions with respect to actions the respective Parties will take at the Closing itself), or alternatively at such location and on such other date as Buyer and the Sellers’ Representative may mutually determine (such date on which the Closing occurs being the “Closing Date”).
1.4    Deliveries at the Closing. At the Closing:
(a)    Seller will deliver to Buyer:

(i)    a certificate, duly executed by or on behalf of each Seller Party, certifying that each condition specified in Section 6.1 has been satisfied in all respects (other than those conditions, if any, that Buyer has expressly waived in writing);
(ii)    a certificate of the corporate secretary of the Company and Seller certifying to Buyer: (A) the incumbency of the officers of the Company and Seller from the date of this Agreement to the Closing Date and bearing the authentic signatures of all such officers who will execute this Agreement and each of the Ancillary Agreements to which the Company is a party; (B) as to the resolutions of the board of directors or shareholders, as applicable, authorizing the execution of this Agreement and each of the Ancillary Agreements, and the delivery and performance of this Agreement and each of the Ancillary Agreements to which the Company or Seller is a party; (C) that such resolutions have not been amended or rescinded and remain in full force and effect; and (D) except as contemplated by Section 1.4(a)(iii), a copy of each Organizational Document of the Company and Seller;
(iii)    the Organizational Documents and evidence of good standing/existence of the Company and Seller, all certified by an appropriate authority of the Governmental Authority issuing such certificate each dated within three (3) Business Days of the Closing Date;
(iv)    the Employment Agreement, duly executed by DeChellis, the form of which is attached hereto as Exhibit B;
(v)    the Escrow Agreement, duly executed by Seller and Sellers’ Representative, in substantially the form attached hereto as Exhibit C.
(vi)    a certificate duly executed by Seller complying with the requirements of Code section 1445 and Treasury Regulation Section 1.1445-2, in form and substance reasonably acceptable to Buyer, certifying that Seller is not a foreign person within the meaning of Code section 1445; provided, however, that if Seller has not delivered such certificate on or prior to the Closing, Buyer shall be entitled to withhold from the amount to be paid to Seller pursuant to Section 1.4(b) or Section 1.5 all amounts required to be withheld under Code section 1445;
(vii)    the Leases, duly executed by or on behalf of the appropriate parties thereto (other than the Company);
(viii)    with respect to the Headquarters Lease and the South Carolina Lease, memorandums of each of the Headquarters Lease and the South Carolina Lease setting forth the tenant’s rights under each such lease to be recorded in the applicable real property records of each respective county;
(ix)    with respect to each of the Leases, a non-disturbance agreement duly executed by any ground lessor and/or lien holder of a mortgage or deed of trust lien presently encumbering the Leased Property, in recordable form and otherwise in form and substance acceptable to Buyer;
(x)    the approvals and releases referred to in Section 6.1(h);

(xi)    a bill of sale in form and substance reasonably satisfactory to Buyer and duly executed by each of WP Labs Dissolution, Inc. (formerly West Penn Testing Laboratories, Inc.), NDC Services, Inc. and WP Testing Dissolution, Inc. (formerly West Penn Testing, Inc.), each a Pennsylvania corporation, transferring the tangible personal property of such Person used by the Company, located on the Company’s premises, shown on the Interim Financial Statements, or acquired after the date thereof;
(xii)    an assignment of the Company Membership Interests to Buyer, in form and substance reasonably acceptable to Buyer (the “Assignment”), duly executed by Seller;
(xiii)    the resignations of Campbell, DeChellis, David Provan and Tracy Orbin as officers and managers of the Company and as plan trustees or administrators of any Employee Benefit Plans providing benefits to Employees (as well as of any other Person who may be serving in any such positions, in their capacity as such);
(xiv)    an Acknowledgement and Release executed by Confluence Advisors with respect to the fee to be paid to Confluence Advisors; and
(xv)    an Acknowledgement and Release, in form and substance reasonably acceptable to Buyer, executed by each of David Provan and Richard Smith.
(b)    Buyer will deliver to Seller:
(i)    the Purchase Price, as adjusted pursuant to Section 1.5(a), less the Purchase Price Adjustment Escrow Amount and the Indemnification Escrow Amount, by wire transfer of immediately available funds, which will be paid to Seller in accordance with the disbursement instructions as set forth in Exhibit A-2;
(ii)    a certificate, duly executed on behalf of Buyer, certifying that each condition specified in Section 6.2 has been satisfied in all respects;
(iii)    a certificate of the corporate secretary of the Buyer certifying to Seller: (A) the incumbency of the officers of Buyer from the date of this Agreement to the Closing Date and bearing the authentic signatures of all such officers who will execute this Agreement and each of the Ancillary Agreements to which Buyer is a party; (B) as to the resolutions of the board of directors or shareholders, as applicable, authorizing the execution of this Agreement and each of the Ancillary Agreements, and the delivery and performance of this Agreement and each of the Ancillary Agreements to which the Buyer is a party; (C) that such resolutions have not been amended or rescinded and remain in full force and effect; and (D) that the most recent Organizational Documents filed by Buyer with the Securities and Exchange Commission are true, complete and correct copies of such documents as amended and in effect on the Closing Date;
(iv)    the Employment Agreement, duly executed on behalf of the Company;

(v)    the Escrow Agreement, duly executed on behalf of Buyer and the Escrow Agent; and
(vi)    the Leases, duly executed by or on behalf of the Company.
(c)    Buyer will deliver to the Escrow Agent:
(i)    the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the obligations of the Seller Parties in Sections 1.5(c) and 1.5(d); and
(ii)    the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of the Seller Parties set forth in ARTICLE 8.
1.5    Purchase Price Adjustment.
(a)    If Working Capital on the Closing Date is less than the Working Capital Requirement, then the Purchase Price shall be decreased in an amount equal to the amount of such deficiency. The Purchase Price paid at the Closing pursuant to Section 1.4(b)(i) shall be decreased by an amount equal to the absolute value of the Estimated Closing Working Capital less the Working Capital Requirement, if a negative number. At least two (2) Business Days prior to the Closing Date, Seller shall in good faith prepare and provide Buyer with Seller’s good faith estimate of the Working Capital as of the Closing Date (“Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date and a calculation of Estimated Closing Working Capital (“Estimated Closing Working Capital Statement”). An example of the methodology used to calculate Working Capital is attached hereto as Schedule 1.5(a) to this Agreement (“Example Statement”).
(b)    Within ninety (90) days after the Closing Date, Buyer will provide the Sellers’ Representative and the Escrow Agent with a written statement setting forth Buyer’s calculation of Working Capital as of the Closing Date (the “Closing Working Capital”), which statement shall contain an unaudited balance sheet of Seller as of the Closing Date and a calculation of the Closing Working Capital (“Closing Working Capital Statement”). The Closing Working Capital Statement shall be prepared in a manner consistent with the Example Statement. The amount of Working Capital finally agreed upon in accordance with Section 1.5(c) shall be final and conclusive (“Final Working Capital”).
(c)    In the event that the Sellers’ Representative shall not have given written notice to Buyer and the Escrow Agent setting forth in detail any objection of the Sellers’ Representative to the calculation of the Closing Working Capital within thirty (30) days after the date on which such calculation is delivered to the Sellers’ Representative, then the Closing Working

Capital shall be the Final Working Capital. In the event that the Sellers’ Representative does give written notice of any objection to the Closing Working Capital within such 30-day period, then Buyer and the Sellers’ Representative will use all commercially reasonable efforts to resolve the dispute within the thirty (30) day period following the delivery of the written notice. If Buyer and the Sellers’ Representative are unable to reach an agreement within such 30-day period, then either Buyer or the Sellers’ Representative may submit the issue (along with the Estimated Closing Working Capital Statement, the Closing Working Capital Statement, and all work papers related thereto (the “Working Capital Calculation Materials”) to the Pittsburgh, Pennsylvania office of BDO USA, LLP or another independent accounting firm mutually acceptable to Buyer and the Sellers’ Representative (the “Independent Accountants”), whose determination of the adjustments to the Purchase Price shall be final and binding upon the Parties. The Independent Accountants shall make all determinations in accordance with this Agreement and shall make a determination of only those items remaining in dispute between Buyer and the Sellers’ Representative within thirty (30) days following the receipt of the Working Capital Calculation Materials, and in doing so shall only be permitted or authorized to determine an amount with respect to any such disputed item that is equal to or within the range of the high and low amount for such disputed item as proposed by (i) Buyer in the Closing Working Capital Statement or (ii) the Sellers’ Representative in any notice of objection. The fees and expenses of the Independent Accountants shall be allocated and payable by the Seller Parties, on one hand, and Buyer, on the other, in proportion to the amounts by which their proposals differed from the Independent Accountants’ final determination of the matters in dispute, and the Independent Accountants shall determine and specify such proportions in the Independent Accountants’ final determination. For example, in the event Buyer’s calculation results in a reduction of $100,000, and Sellers’ Representative’s calculation results in a reduction of $80,000, a determination by the Independent Accountants that the reduction should be $95,000 would result in Buyer bearing 25% of the cost of the Independent Accountants ($100,000 minus $95,000, divided by $100,000 minus $80,000) and the Seller Parties bearing 75% of the cost of the Independent Accountants ($95,000 minus $80,000, divided by $100,000 minus $80,000). All determinations by the Independent Accountants pursuant to this Section 1.5(c) shall be in writing and in reasonable detail to evidence their determination, and shall be delivered to Buyer and the Sellers’ Representative, and shall be final and conclusive with respect to all such disputed items. Notwithstanding the foregoing, if the difference between the Estimated Closing Working Capital and the Closing Working Capital is Ten Thousand Dollars ($10,000) or less, then no disputed items shall be submitted to the Independent Accountants and the Closing Working Capital shall be the Final Working Capital.
(d)    If the Final Working Capital is less than the Estimated Closing Working Capital, Seller Parties, jointly and severally, shall pay to Buyer the amount by which the Final Working Capital is less than the Estimated Closing Working Capital, which amount shall be considered an adjustment to the Purchase Price. Any payment owed by the Seller Parties to Buyer under this subparagraph (d) shall be paid by the Escrow Agent pursuant to the terms of the Escrow Agreement: (i) from the Purchase Price Adjustment Escrow Fund; and (ii) to the extent the amount of the Post-Closing Adjustment exceeds the amount available in the Purchase Price Adjustment Escrow Fund, from the Seller Parties within ten (10) Business Days after the determination of the amount of the adjustment to the Purchase Price as finally determined pursuant to Section 1.5(c); provided, however, if the Seller Parties fail to pay any amount when due under clause (ii) of this Section 1.5(d), Buyer shall be permitted to recover such amount from the Indemnification Escrow

Fund and the Seller Parties, jointly and severally, shall be required to deposit such amount with the Escrow Agent in order to replenish the Indemnification Escrow Amount. For clarity, the Sellers’ Representative and Buyer shall promptly execute and deliver any documentation required by the Escrow Agent to effectuate any releases to Buyer via the Purchase Price Adjustment Escrow Fund or the Indemnification Escrow Fund provided for in this Section 1.5(d).
(e)    For the avoidance of doubt, the Parties hereby agree and acknowledge that any adjustment to the Purchase Price as finally determined pursuant to this Section 1.5 (i) will not preclude Buyer Indemnified Persons from recovering any indemnifiable Damages in accordance with ARTICLE 8 arising out of any breach of the representations and warranties set forth in this Agreement and (ii) will not be included for purposes of the Cap or the Deductible.
(f)    All payments required pursuant to Section 1.5(d) will be deemed to be adjustments for Tax purposes to the Purchase Price.
1.6    Withholding Rights. Notwithstanding anything herein to the contrary, Buyer shall be entitled to deduct and withhold from the amounts payable hereunder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction and withholding was made.
1.7    Appointment of Sellers’ Representative.
(a)    Each Seller Party hereby irrevocably appoints Campbell as such Seller Party’s representative and attorney-in-fact (the “Sellers’ Representative”), to act in such Seller Party’s behalf and with the discretionary authority to make any and all decisions contemplated by this Agreement, including the authority to (i) agree to, execute, and deliver any amendment to this Agreement, (ii) give and receive notices and communications to or from Buyer relating to this Agreement, the Escrow Agreement, or any other Transaction Document or the Transactions; (iii) pursue claims against Buyer; (iv) defend or participate in the defense of any claims for indemnification pursuant to ARTICLE 8 in accordance with the indemnification procedures set forth therein; (v) authorize deliveries to Buyer of all or part of the Purchase Price Adjustment Escrow Fund and the Indemnification Escrow Fund in satisfaction of any claims under Section 1.5 or for indemnification pursuant to ARTICLE 8 or otherwise as contemplated by this Agreement; (vi) object to any claims for indemnification pursuant to ARTICLE 8; (vii) consent or agree to, negotiate, or enter into settlements and compromises, of, and comply with Orders with respect to, any claims for indemnification pursuant to ARTICLE 8; (viii) contest the Closing Working Capital and any claimed adjustment to the Purchase Price pursuant to Section 1.5; (ix) consent or agree to any waiver of any of its terms or conditions; (x) take all actions of Seller Parties and execute and deliver all consents, instruments, or others documents of Seller Parties as are required by this Agreement; (xi) receive service of process in connection with claims under this Agreement or the Escrow Agreement; and (xii) take all actions necessary or appropriate in the judgment of Sellers’ Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Seller Party under any circumstance. The foregoing power of attorney is coupled with an interest and will be irrevocable. With respect to each Seller Party who is an individual, this power of attorney is not affected by any subsequent death, disability, or incapacity of such Seller Party. In all cases, regardless of the nature of such Seller Party, the foregoing power of attorney may be exercised by Sellers’ Representative either by signing separately as attorney-in-fact for each Seller Party or, after listing all Seller Parties executing an instrument, by a single signature of Sellers’ Representative acting as attorney-in-fact for all of the Seller Parties.
Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Sellers’ Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Seller Parties and shall be final, binding and conclusive upon each such Seller Party and such Seller Party’s successors as if expressly confirmed and ratified in writing by such Seller Party; and each Buyer Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Seller Party. Buyer, the other Buyer Indemnified Persons and the Escrow Agent are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Sellers’ Representative. The provisions of this subsection (a) shall govern, notwithstanding any other provisions contained within this Agreement (including subsections (b) and (c) below).
(b)    Sellers’ Representative shall not be liable to any of the Seller Parties for any act done or omitted hereunder as Sellers’ Representative while acting in good faith (and any act done or omitted pursuant to the advice of professional advisors (including attorneys and accountants) shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. Seller Parties shall jointly and severally indemnify Sellers’ Representative and hold him harmless from and against any Damages incurred without gross negligence, willful misconduct, or bad faith on the part of Sellers’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by Sellers’ Representative.
(c)    Each of the Seller Parties acknowledges and agrees that Sellers’ Representative has not represented and shall not represent the Seller Parties, or any of them, in the negotiation or execution of this Agreement. Each of the Seller Parties represents and warrants to Sellers’ Representative that he/it has been advised to consult with his/its own legal, tax, and financial advisors prior to executing this Agreement, and that such Seller Party is not relying upon advice from Sellers’ Representative in connection with such Seller Party’s decision to enter into this Agreement. The duties of Sellers’ Representative are limited to those specifically described in this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES
CONCERNING THE TRANSACTION
2.1    Representations and Warranties of the Stockholders and Seller. The Stockholders and Seller, jointly and severally, represent and warrant to Buyer that the statements contained in this Section 2.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.1).
(a)    Status of Seller. Seller is a corporation duly incorporated, validly existing, and in good standing under the Laws of the Commonwealth of Pennsylvania. There is no pending or, to the Knowledge of Seller, Threatened, Action for the dissolution, liquidation, insolvency, or rehabilitation of Seller and, to the Knowledge of Seller, no facts or circumstances exist that could reasonably be expected to result in any Action for the dissolution, liquidation, insolvency, or rehabilitation of Seller.
(b)    Power and Authority; Enforceability. Each Stockholder has the requisite capacity and authority, and Seller has the corporate power and authority, to execute and deliver each Transaction Document to which he or it is a party, and to perform and to consummate the Transactions. Each Stockholder and Seller has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which he or it is party, the performance of obligations of such Stockholder and Seller thereunder, and the consummation of the Transactions. Each Transaction Document has been duly authorized, executed, and delivered by, and is Enforceable against, each Stockholder and Seller party thereto.
(c)    No Violation. Except as set forth in Schedule 2.1(c), the execution and the delivery of the Transaction Documents by each Stockholder and Seller party thereto and the performance and consummation of the Transactions by such Stockholder and Seller will not (i) Breach any Law or Order to which any Stockholder or Seller is subject or, in the case of Seller, any provision of its Organizational Documents, (ii) Breach any Contract, Order, or Permit to which any Stockholder or Seller is a party or by which any Stockholder or Seller is bound or to which any assets of any Stockholder or Seller are subject, or (iii) require any Consent.
(d)    Brokers’ Fees. Except for the fee to be paid to Confluence Advisors, no Stockholder or Seller has any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions contemplated by the Transaction Documents.
(e)    Company Stock; Company Membership Interest; Stockholder and Seller Information. Prior to the Reorganization, each Stockholder held of record and owned beneficially the number of shares of Company Stock as set forth next to such Stockholder’s name in Exhibit A-1, free and clear of any Encumbrances (other than any restrictions under the Securities Act and state securities Laws), and such shares of Company Stock constituted all of the issued and outstanding Equity Interests of the Company. Upon the consummation of the Reorganization, Seller held of record and owned beneficially, and at the Closing Seller will hold of record and own beneficially, all of the issued and outstanding Company Membership Interest, free and clear of any Encumbrances (other than any restrictions under the Securities Act and state securities Laws), and such Company Membership Interest constitutes all of the issued and outstanding Equity Interests of the Company. The Company Membership Interest is uncertificated. At the Closing, all of the issued and outstanding Company Membership Interest, constituting all of the issued and outstanding Equity Interests of the Company, shall be transferred free and clear of any Encumbrances (other than any restrictions under the Securities Act and state securities Laws) from Seller to Buyer, and Buyer shall acquire and have good and valid title to such Company Membership Interest. Exhibit A-1 also sets forth the address and state of residence of each Stockholder, and each Stockholder’s ownership of Equity Interests of Seller as of the date hereof. Exhibit A-2 also sets forth the address, state of incorporation, and employer identification number of Seller as of the date hereof. Except as set forth in Schedule 2.1(c), no Seller Party is or was a party to any Contract (i) that could require such Seller Party to sell, transfer, or otherwise dispose of any Equity Interest of the Company (other than this Agreement) or, in the case of the Company, to issue any Equity Interest of the Company, or (ii) with respect to any Equity Interest of the Company.
2.2    Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 2.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.2).
(a)    Entity Status. Buyer is a corporation duly created, formed or organized, validly existing, and in good standing under the Laws of the State of Delaware.
(b)    Power and Authority; Enforceability. Buyer has the corporate power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the Transactions. Buyer has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of Buyer’s obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which Buyer is party has been duly authorized, executed, and delivered by, and is Enforceable against, Buyer.
(c)    No Violation. The execution and delivery of the Transaction Documents to which Buyer is party and the performance and consummation of the Transactions by Buyer will not (a) Breach any Law or Order to which Buyer is subject or any provision of its Organizational Documents, or (b) require any Consent of any Governmental Authority having jurisdiction over Buyer.
(d)    Brokers’ Fees. Buyer has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which any Stockholder or Seller could become directly or indirectly Liable.
(e)    Investment Purpose. Buyer is acquiring the Company Membership Interest solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Company Membership Interest are not registered under the Securities Act or any state securities laws, and that the Company

Membership Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.
(f)    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY
Each Seller Party, jointly and severally, represents and warrants to Buyer that the statements contained in this ARTICLE 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE 3), except as set forth in the correspondingly numbered sections (and, if applicable, subsections) of the disclosure schedules (each, a “Schedule”) delivered by Seller to Buyer on the date hereof and attached hereto (the “Seller Disclosure Schedule”) with respect to the statements contained in this ARTICLE 3.
3.1    Corporate Status. Immediately prior to and at the time of the Conversion, the Company was a corporation duly created, formed or organized, validly existing, and in good standing under the Laws of the Commonwealth of Pennsylvania. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. The Company is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction set forth on Schedule 3.1(a), subject to the effectiveness of any filings, notices or other actions that are required in connection with the Conversion, all of which shall have been made by the Company prior to the Closing Date (but in no event the failure of which to become effective could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company). The jurisdictions set forth on Schedule 3.1(a) are the jurisdictions in which the character of the properties owned, operated or leased by it or the nature of the activities conducted by it make such qualification or licensing and good standing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has the requisite power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted and in which it currently proposes to engage. Schedule 3.1(b) lists the Company’s directors and officers. Seller has delivered to Buyer correct and complete copies of each of the Company’s Organizational Documents, as amended to date. The Company is not in Breach of any provision of its Organizational Documents.
3.2    Power and Authority; Enforceability. The Company has the limited liability company power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. The Company has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of the Company’s obligations thereunder, and the consummation of the

Transactions. Each Transaction Document to which the Company is Party has been duly authorized, executed, and delivered by, and is Enforceable against, the Company.
3.3    No Violation. Except as set forth in Schedule 3.3, the execution and delivery of the applicable Transaction Documents by the Company, the performance of their respective obligations hereunder and thereunder, and consummation of the Transactions by the Company will not (a) Breach any Law or Order to which the Company is subject or any provision of the Organizational Documents of the Company, (b) assuming that the consents described in Schedule 3.3 are obtained with respect to the purchase order or agreement specified, Breach any Material Contract or Permit to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets), or (c) assuming that all consents, approvals, filings and described in Schedule 3.3 are obtained or made, require any Consent.
3.4    Brokers’ Fees. Except for Confluence Advisors, LLC, the Company has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions.
3.5    Capitalization. Prior to the Conversion, the Company’s authorized Equity Interests consisted of 100,000 shares of capital stock, of which 2,000 shares were issued and outstanding and no shares of Company Stock were held in treasury. All shares of Company Stock issued and outstanding prior to the Conversion (i) had been duly authorized and are validly issued, fully paid, and nonassessable, (ii) were issued in material compliance with all applicable state and federal securities Laws and any applicable exemptions thereunder, (iii) were not issued in Breach of any Commitments, and (iv) immediately prior to the Reorganization, were held of record and beneficially by the respective Stockholders as set forth in Exhibit A-1, and upon consummation of the Reorganization were held of record and beneficially by Seller first as Company Shares and, following the Conversion, as Company Membership Interests. The Company Membership Interest issued and outstanding after the Conversion (i) was not issued in Breach of any Commitments, (ii) was issued in compliance with all applicable state and federal securities Laws and any applicable exemptions thereunder, and (iii) is held of record and beneficially by Seller. No Commitments exist with respect to any Equity Interest of the Company, and no such Commitments will arise in connection with or as a result of the Transactions. There are no Contracts, other than the Company’s limited liability company operating agreement, a true and correct copy of which has been provided to Buyer, with respect to the voting or transfer of the Company’s Equity Interests. The Company is not obligated to redeem or otherwise acquire any of its outstanding Equity Interests. There are no outstanding or authorized Commitments of any kind that could require the Company to issue or sell any of its Equity Interests (or securities convertible into or exchangeable for its Equity Interests).
3.6    No Subsidiaries. The Company does not own, or have any interest in any Equity Interests or have an ownership interest in any other Person.
3.7    Affiliate Transactions. Except as set forth in Schedule 3.7, no Stockholder or Affiliate of any Stockholder, or any immediate family member of a Stockholder, or any entity in which any such Person or individual owns any beneficial interest (other than as the owner of less than one percent (1%) of the stock or other equity securities of a publicly traded entity), is or within the past three (3) years was a party to, or otherwise been involved in (other than on behalf of the Company), any Contract, transaction or arrangement with the Company or has or within the past three (3) years had any interest in any material assets, property or rights (tangible or intangible) used by the Company (including any Intellectual Property). Except as set forth in Schedule 3.7, no Stockholder or Affiliate of any Stockholder owns any beneficial interest (other than as the owner of less than one percent (1%) of the stock or other equity securities of a publicly traded entity) in any customer, partner or supplier of the Company. None of the assets, tangible or intangible, or properties that are used by the Company are owned by any Stockholder or their respective Affiliates (other than the Company).
3.8    Records. The copies of the Company’s Organizational Documents that were provided to Buyer are accurate and complete and reflect all amendments made through the date of this Agreement. The Company’s minute books and other records made available to Buyer for review were correct and complete in all material respects as of the date of such review, no further entries have been made through the date of this Agreement, such minute books and records contain the true signatures of the persons purporting to have signed them, and such minute books and records contain an accurate record of all actions of the stockholders and directors of the Company, in their capacities as such, taken by written consent, at a meeting, or otherwise since formation.
3.9    Financial Statements.
(a)    Set forth on Schedule 3.9 are the following financial statements (collectively the “Financial Statements”):
(i)    unaudited balance sheets and statements of income and retained earnings, and statements of cash flows as of and for the fiscal years ended December 31, 2015 and 2016 for the Company; and
(ii)    unaudited balance sheet and statement of income and retained earnings, and statements of cash flows (the “Interim Financial Statements”) as of and for the six months ended June 30, 2017 (the “Interim Balance Sheet Date”) for the Company.
(b)    The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.
(c)    Set forth on Schedule 3.9(c) is a list of all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K promulgated pursuant to the Securities Act), and the Seller Parties have delivered to Buyer true and complete copies of the documentation creating or governing all such transactions and arrangements.
(d)    CliftonLarsonAllen LLP, which has reviewed the Financial Statements, is “independent” with respect to the Company within the meaning of Regulation S-X promulgated pursuant to the Securities Act.

(e)    The Company maintains accurate books and records reflecting its assets and liabilities and maintains adequate internal accounting controls for the Company that are designed to provide assurance that (i) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, and (ii) accounts, notes, and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. To the Knowledge of Seller, no current or former employee, consultant or director of the Company has identified or been made aware of any fraud, whether or not material, that involves the management of the Company or other current or former employees, consultants, or directors of the Company, or any claim or allegation, regarding any of the foregoing.
3.10    Subsequent Events. Since the Interim Balance Sheet Date, except as set forth on Schedule 3.10, there has not been any Material Adverse Change with respect to the Company nor have any of the following have occurred:
(a)    the Company has not sold, leased, transferred, or assigned any assets having an aggregate value of greater than $100,000 other than for a fair consideration in the Ordinary Course of Business;
(b)    the Company has not entered into any Contract (or series of related Contracts) either involving more than $100,000 or outside the Ordinary Course of Business;
(c)    no Contract involving more than $100,000 has been terminated except for any such termination that would not have a Material Adverse Effect with respect to the Company;
(d)    neither the Company, nor, to the Knowledge of Seller, any other party to any Contract involving more than $100,000 to which the Company is a party or by which it is bound or any of its assets is subject has Breached in any material respect any such Contract;
(e)    no Encumbrance has been imposed upon any of the assets of the Company;
(f)    the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the Ordinary Course of Business;
(g)    the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;
(h)    the Company has not issued any note, bond, or other debt instrument or created, incurred, assumed, or guaranteed any Liability for borrowed money or capitalized lease Contract;
(i)    the Company has not delayed or postponed the payment of accounts payable or other Liabilities outside the Ordinary Course of Business;
(j)    the Company has not canceled, compromised, waived, or released any Action (or series of related Actions) involving more than $100,000;

(k)    the Company has not entered into any Contracts or granted any rights under or with respect to any Intellectual Property;
(l)    there has been no change made or authorized to the Organizational Documents of the Company;
(m)    the Company has not issued, sold, or otherwise disposed of any of its Equity Interests;
(n)    the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Interests (other than cash distributions to shareholders of the Company immediately prior to Closing);
(o)    the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its assets or properties involving more than $100,000 in the aggregate;
(p)    the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, or employees;
(q)    the Company has not entered into any employment, collective bargaining, or similar Contract or modified the terms of any such existing Contract;
(r)    the Company has not committed to pay any bonus or granted any increase in the base compensation or made any other changes in employment terms of any of its directors, officers, employees, consultants or stockholders outside of (i) increases in the base compensation to any of its employees who are not Stockholders, officers or key employees of the Company made in the Ordinary Course of Business and (ii) the payment of customary year-end bonuses in the Ordinary Course of Business as provided for in Schedule 3.10(r);
(s)    the Company has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or similar Contract for the benefit of any of its directors, officers, employees, consultants or stockholders (or taken any such action with respect to any other Employee Benefit Plan);
(t)    the Company has not made or pledged to make any charitable or other capital contribution involving more than $100,000 (individually or in the aggregate) or, in the case of capital contributions, outside the Ordinary Course of Business. All such pledges for charitable contribution are either reflected as a Liability on the Interim Balance Sheet or will be paid and satisfied in full on or prior to the Closing;
(u)    there has not been any other occurrence, event, incident, action, failure to act, or transaction with respect to the Company involving more than $75,000 (individually or in the aggregate) or outside the Ordinary Course of Business;

(v)    the Company has not made any payment on any Liabilities, indebtedness (including trade payables) or other obligations owed to any Seller Party or any of their respective Affiliates outside the Ordinary Course of Business;
(w)    the Company has not made any change in its accounting practice, policies or procedures, made any adjustment to its books and records, or recharacterized any assets or Liabilities;
(x)    the Company has not made, changed or rescinded any election in respect of Taxes (other than the Company electing to be a Qualified Subchapter S Subsidiary of Seller pursuant to the Reorganization and converting to be a limited liability company pursuant to the Conversion), adopted or changed any accounting method in respect of Taxes, filed any amendment to a Tax Return or filed any Tax Return which has not been prepared in accordance with past practice, entered into any closing agreement, settled any claim or assessment in respect of Taxes, consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; and
(y)    the Company has not entered into any Contract committing it to any of the foregoing.
3.11    Liabilities.
(a)    The Company does not have any liability or obligation of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) and, to the Knowledge of Seller, no facts or circumstances exist that could reasonably be expected to result in any present or future Action or Order against the Company giving rise to any such liability or obligation), except for (i) liabilities or obligations quantified on the face of the Interim Financial Statements (rather than in any notes thereto) and not heretofore paid or discharged, (ii) liabilities or obligations which have arisen after the Interim Balance Sheet Date in the Ordinary Course of Business which, individually or in the aggregate, are not material and are of the same character and nature as the liabilities or obligations quantified on the face of the Interim Financial Statements (rather than any notes thereto) none of which results from or relates to any Breach of Contract, Breach of warranty, tort, infringement, or Breach of Law or arose out of any Action or Order, and (iii) such other liabilities or obligations not required by GAAP to be recorded in the Interim Financial Statements all of which have been incurred in the Ordinary Course of Business and none of which, individually or in the aggregate, (x) will result in a Material Adverse Effect with respect to the Company or (y) exceed $100,000.
(b)    The aggregate outstanding balance (including principal and accrued but unpaid interest) of the indebtedness of the Company (including the current portion of such indebtedness) does not exceed $2,140,000 as of the date hereof, of which as of December 11, 2017, (i) $840,936.36 represents indebtedness to Affiliates, and (ii) $1,289,461.01 represents indebtedness to unrelated Persons. Schedule 3.11 lists the outstanding principal amount of and outstanding interest on (as of the date set forth on such Schedule) all indebtedness for borrowed money and capitalized equipment lease obligations (including the outstanding principal amount and accrued but unpaid interest and the name of the lender) owed to a bank or any other Person by the Company. All of such indebtedness can be repaid at any time without any restriction or penalty.
3.12    Legal Compliance. Each of the Company and its Related Parties has complied in all material respects with all applicable Laws, and no Action is pending or, to the Knowledge of Seller, Threatened against it alleging any failure to so comply and, to the Knowledge of Seller, no facts or circumstances exist that could reasonably be expected to result in any such Action.
3.13    Tax Matters. For purposes of this Section 3.13, the Company shall include Seller as successor of the Company for U.S. federal income tax purposes, and the Company as converted after the Reorganization.
(a)    The Company has timely filed, or has had timely filed on its behalf, all Tax Returns required to have been filed with the appropriate Governmental Authority in all jurisdictions in which any such Tax Returns were required to be filed. Each such Tax Return has been prepared in compliance in all material respects with all applicable Laws, and all such Tax Returns are accurate, complete and correct in all material respects. All Taxes payable by or on behalf of the Company, regardless of whether shown on such Tax Returns, have been fully and timely paid.
(b)    There is no Tax Proceeding now in progress, pending or, to the Company’s knowledge, proposed with respect to any liability for Tax, or with respect to any Tax Return, of the Company. No Tax Return concerning or relating to the Company or with respect to its income, operations, assets or activities for any taxable period or portion thereof since December 31, 2012 has been audited or examined by a Governmental Authority. All deficiencies asserted or assessments made as a result of any audits or examinations by any Governmental Authority of the Tax Returns of or covering or including the Company has been fully paid. No claim has been made by a Governmental Authority in a jurisdiction where Tax Returns concerning or relating to the Company or with respect to any of its income, operations, assets or activities have not been filed that it is or may be subject to taxation by that jurisdiction. No issue has been raised by any Governmental Authority in any prior audit or examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.
(c)    The Company has made available to Buyer correct and complete copies of all Tax Returns of the Company for taxable periods ending on or after December 31, 2012, and all examination reports, and statements of deficiencies assessed against or agreed to by the Company issued since January 1, 2013. The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including sales and use Taxes, and excise Taxes) and has duly and timely withheld and paid over to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with any amounts paid to any employee, independent contractor, creditor, stockholder or other third party.
(d)    The Company is not the beneficiary of any extension of time within which to file any Tax Return, which Tax Return has since not been filed, and there are no outstanding extensions of any statute of limitations filed with any Governmental Authority responsible for assessing or collecting Taxes in respect of any Tax Return of, or which includes, the Company. No power of attorney with respect to any Tax matter of the Company is currently in force. The Company is not subject to any private letter ruling or closing agreement of the Internal Revenue Service or comparable rulings of another Governmental Authority.
(e)    The cash reserves or accruals for Taxes provided in the Interim Financial Statements (excluding any deferred Taxes attributable to timing differences) with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing have been established in accordance with GAAP and are, or prior to the Closing Date will be, sufficient for all unpaid Taxes of the Company through and including the Closing Date (including with respect to any Taxes resulting from the transactions contemplated by this Agreement). Since the date of the Interim Balance Sheet, no Tax has been incurred by the Company out of the Ordinary Course of Business.
(f)    The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting for a Pre-Closing Tax Period; (ii) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iii) an installment sale or open transaction disposition made on or prior to the Closing Date; (iv) a use of an improper method of accounting for a Pre-Closing Tax Period; (v) any prepaid amount received on or prior to the Closing Date; (vi) any use of the cash method of accounting; or (v) any election under Section 108(i) of the Code.
(g)    The Company has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or any similar group defined under a similar provision of state, local or foreign Law) or filed or been included in a combined, consolidated or unitary income Tax Return with another Person. The Company does not have any liability for the Taxes of any Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by contract or otherwise.
(h)    The Company has not participated in or been a party to a distribution of stock which the parties thereto intended to be a transaction described in Section 355(a) of the Code.
(i)    There are no Liens for Taxes on the assets of the Company, except for Liens for Taxes not yet due and payable.
(j)    The Company is not a party to or bound by any Tax sharing, indemnity or allocation agreement.
(k)    The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not nor has ever been a party to any “reportable transaction” as defined in Treasury Regulation §1.6011-4.
(l)    Seller is not a foreign person within the meaning of Section 1445 of the Code or any other laws requiring withholding of amounts paid to foreign persons. The transactions contemplated herein are not subject to Tax withholding provisions under the Code or any other applicable Law.
(m)    The Company has been a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code for U.S. federal state and local income tax purposes, except in those states which do not recognize S corporation status, at all times during its existence through and up to the Reorganization Effective Time and, following the Reorganization Effective Time, as a “qualified subchapter S subsidiary”, within the meaning of Section 1361(b)(3) of the Code, or after the Conversion, a disregarded entity of the Seller.
(n)    Neither the Company nor Seller has taken any action that would cause the Company to lose its status as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code or, following the Reorganization, as a “qualified subchapter S subsidiary”, within the meaning of Section 1361(b)(3) of the Code, or after the Conversion, a disregarded entity of the Seller.
(o)    The Company is not subject to any entity-level federal, state or local income Taxes (including any Tax imposed by Section 1374 of the Code on the sale or deemed sale of any asset of the Company).
(p)    No election will be or has been made under Treasury Regulation Section 301.7701-3 (or any similar provision of state, local or foreign Law) for the Company to be classified other than under the default classification upon and after the Conversion.
(q)    The Company has no (i) ownership interest in any Person classified as a partnership or corporation for income tax purposes under the Code, or (ii) permanent establishment in any foreign country, as defined in the relevant Tax treaty or convention between the United States of America and such foreign country. The Company does not and has not engaged in a trade or business in any foreign country.
(r)    The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, result in a payment by the Company that would be a non-deductible “parachute payment” within the meaning of Section 280G(b)(2) of the Code (or for state, local or foreign income Tax purposes by reason of any similar provision of state, local or foreign Law).
(s)    None of the assets of the Company is (1) required to be or are being depreciated under the alternative depreciation system of Section 168(g)(2) of the Code, (2) subject to Section 168(f) of the Code, or (3) property that the Company will be required to treat as “tax exempt use property” within the meaning of Section 168(h)(1) of the Code. The Company has not issued any “industrial development bonds” as contemplated in the Internal Revenue Code of 1954, as amended prior to the enactment of the Code, or “private activity bonds” within the meaning of Section 141 of the Code or other tax-exempt financings to acquire or lease assets of the Company.

(t)    The Company has not been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii).
(u)    Except as set forth on Schedule 3.13(u), (i) no Employee Benefit Plan is covered by Section 409A of the Code, and (ii) each Employee Benefit Plan that is covered by Section 409A of the Code has been operated in good faith compliance with the provisions of Section 409A of the Code and the applicable guidance issued by the IRS thereunder.
3.14    Title to Assets. Except as set forth in Schedule 3.14 and other than customer property, the Company has good and valid title to, or a valid leasehold interest in, the properties and assets it uses, located on its premises, shown on the Interim Financial Statements, or acquired after the date thereof, free and clear of all Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Interim Financial Statements. None of the Related Parties has any title to, or leasehold interest in, the properties and assets used by the Company, located on the Company’s premises, shown on the Interim Financial Statements, or acquired by the Company after the date thereof.
3.15    Real Property.
(a)    The Company does not own any real property. Schedule 3.15(a) lists and describes briefly all real property that is used or intended to be used in connection with the business operation of the Company, and the owner thereof. With respect to each parcel of real property required to be listed on Schedule 3.15(a) that is owned by a Related Party:
(i)    the owner of the facility has good and indefeasible fee simple title to the parcel of real property, free and clear of any Encumbrance except for Encumbrances referenced in Title Reports obtained by Buyer dated November 15, 2017 and November 21, 2017;
(ii)    Seller has delivered or made available to Buyer true, complete and correct copies of the deeds (as recorded) by which the owner of the facility acquired such real property, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Company and relating to the real property. Since the respective date of each policy, opinion, abstract and survey, none of the owners of any such facility has granted any easements, rights of way, or other similar encumbrances nor allowed the alteration or installation of any utility facilities that would be disclosed by a survey prepared as of the date hereof, that would, in any case, materially interfere with the operations of the Company as currently conducted;
(iii)    there are no pending or Threatened Actions, and, to the Knowledge of Seller, no facts or circumstances exist that could reasonably be expected to result in any Action being brought against the Company, relating to the property or negatively affecting the current use or occupancy thereof;
(iv)    the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning Laws (and no property or building or improvement thereon is subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications) or restrictive covenants, and do not encroach on or violate any easement or encumbrance that may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, that would, in any case, materially interfere with the operations of the Company as currently conducted and the property is not located within any flood plain or subject to any similar type restriction for which any Permits necessary to use it have not been obtained;
(v)    all facilities and Improvements (defined below) located thereon have received all Permits, including all certificates of occupancy, approvals and authorizations of all Governmental Authorities, required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable Laws;
(vi)    there are no Contracts granting to any Person the right of use or occupancy of any portion of any parcel of real property (other than the Company), and no Person other than the Company occupies any portion of the parcel of real property;
(vii)    there are no Contracts to purchase the parcel of real property, or any portion thereof, or interest therein;
(viii)    there are no Persons (other than the Company) in possession of the parcel of real property;
(ix)    all buildings, structures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, sewer, storm and waste water systems, parking facilities, fire protection and security systems, and computer, wiring and cable installations, included in the Leased Property (collectively, the “Improvements”) are in commercially reasonable condition and repair and sufficient for the operation of the business as currently conducted thereon. To the Knowledge of Seller, there are no structural deficiencies or latent defects affecting any of the Improvements that would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business as currently conducted thereon nor are there any material deferred repaired items;
(x)    all facilities and Improvements located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities as currently operated, including electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable Laws and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property;
(xi)    each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property, and access to the property is provided by a right of way with adequate curb cuts available; and

(xii)    each parcel of real property is a separately assessed tax parcel. Other than the amounts disclosed by the tax bills, no special assessments of any kind (special, bond or otherwise) are or have been levied against the real property, or any portion thereof, that are outstanding or unpaid, and, to the Knowledge of Seller, none will be levied prior to Closing.
(b)    Schedule 3.15(b) lists and describes briefly all real property leased or subleased to the Company. Seller has delivered to Buyer correct and complete copies of the lease and sublease Contracts (as amended to date) required to be listed in Schedule 3.15(b). With respect to each lease and sublease Contract required to be listed in Schedule 3.15(b):
(i)    the Contract is Enforceable;
(ii)    the Contract will continue to be Enforceable on identical terms following the consummation of the Transactions;
(iii)    no party to the Contract is in Breach, and no event has occurred which, with notice or lapse of time, would constitute a Breach thereunder;
(iv)    no party to the Contract has repudiated any provision thereof;
(v)    there are no Actions, Orders, or forbearances in effect as to the Contract;
(vi)    with respect to each sublease Contract, the representations and warranties set forth in Sections 3.15(b)(i) through (v) are true and correct with respect to the underlying lease Contract;
(vii)    the Company has not granted or suffered to exist any Encumbrance in the leasehold or subleasehold Contract;
(viii)    all facilities leased or subleased under the Contract have received all Permits required in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws in all material respects; and
(ix)    all facilities leased or subleased under the Contract are supplied with utilities and other services necessary for the operation of said facilities as currently conducted.
3.16    Intellectual Property.
(a)    Schedule 3.16(a) lists all Intellectual Property (excluding Intellectual Property relating to commercially-available, off-the-shelf software) that the Company owns or has the right to use pursuant to a valid Contract, and there is no Encumbrance on any such Intellectual Property that is owned by the Company that would restrict exploitation of the Intellectual Property by the Company. Such listed Intellectual Property is all Intellectual Property necessary for the operation of the businesses of the Company. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing.

(b)    The conduct of the business of the Company as presently conducted and as conducted during the last six (6) years and any of the services provided by the Company in connection therewith does not violate, misappropriate, interfere with or infringe the Intellectual Property rights of any other Person. No Seller Party has ever received any notice or communication alleging, and, to the Knowledge of Seller, no Person has alleged or threatened to claim, any such violation, misappropriation, interference, or infringement (including any claim that the Company must license or refrain from using any other Person’s Intellectual Property rights). To the Knowledge of Seller, no other Person has interfered with, infringed upon, misappropriated, violated or otherwise come into conflict with any Intellectual Property rights of the Company.
(c)    The information technology hardware, software, and other systems (collectively, the “Company Systems”) that are owned or licensed by the Company are sufficient in all material respects for the needs of the business of the Company as currently conducted. The Company has taken commercially reasonable measures designed to protect the confidentiality, integrity and security of the Company Systems and their respective software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties (“Unauthorized Use”), and has complied in all material respects with Laws applicable to Company with regard to the transmission and storage of such information. To the Knowledge of Seller, the Company has not experienced any Unauthorized Use of such information or any Company Systems.
(d)    In the last three years, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any Company Systems that have caused any substantial disruption of or interruption in or to the use of Company Systems and/or the conduct of the business of the Company.
3.17    Condition of Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets reasonably necessary for the conduct of its business as currently conducted. Each such tangible asset is free from material defects (patent and latent), has been maintained in a commercially reasonable manner for the industry in which the Company operates, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it currently is used and currently is proposed to be used.
3.18    Inventory. The Company has no, and since December 31, 2017 has not had any, inventory (other than de minimis amounts not exceeding $10,000 in value at any time).
3.19    Contracts. Except as otherwise disclosed in Schedules 3.15 (Real Property), 3.16 (Intellectual Property), 3.22 (Insurance) and 3.26 (Employment), Schedule 3.19 lists the following Contracts to which the Company is a party (collectively, the “Material Contracts”):
(a)    any Contract (or group of related Contracts with the same Person or its Affiliates) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;
(b)    any Contract (or group of related Contracts with the same Person or its Affiliates) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Company, or involve consideration in excess of $100,000.
(c)    any Contract concerning an investment or interest in a limited liability company, partnership, joint venture, or similar arrangement;
(d)    any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any Liability for borrowed money or any capitalized personal property lease in excess of $100,000, or under which it has imposed or suffered to exist an Encumbrance on any of its assets;
(e)    any Contract (i) the primary purpose of which is to protect the confidentiality of any information or (ii) that includes noncompetition provisions restricting the Company, in either instance, currently in effect or entered into on or after January 1, 2016;
(f)    any Contract with any Stockholder or any of their Affiliates;
(g)    any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other similar Contract for the benefit of its current or former directors, officers, employees, consultants or stockholders;
(h)    any collective bargaining Contract;
(i)    any Contract for the employment of any individual on a full time, part time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits;
(j)    any Contract under which it has advanced or loaned or guaranteed any loan in any amount to any of its directors, officers or consultants or any Stockholder or, outside the Ordinary Course of Business, to its employees that are not Stockholders; and
(k)    any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $100,000.
Seller has delivered to Buyer a correct and complete copy of each Contract (as amended to date) required to be listed in Schedule 3.19. With respect to each such Material Contract: (A) the Material Contract is Enforceable; (B) such Material Contract will continue to be Enforceable on identical terms following the consummation of the Transactions; (C) no party to any Material Contract is in Breach in any material respect, and, to the Knowledge of Seller, no event has occurred which, with notice or lapse of time, would constitute a Breach in any material respect, under any such Material Contract; and (D)  no party to any such Material Contract has repudiated any provision of such Material Contract.
3.20    Receivables. All of the Receivables are Enforceable, represent bona fide transactions, arose in the Ordinary Course of Business of the Company, and are reflected properly in their books and records. All of the Receivables are good and collectible receivables, are current, and, provided the Company exerts collection efforts in good faith and in the Ordinary Course of Business, will be collected in accordance with past practice and the terms of such Receivables, without set off or counterclaims, subject to any allowance for doubtful accounts reflected in the Interim Financial Statements.
3.21    Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.
3.22    Insurance. Schedule 3.22 sets forth the following information with respect to each insurance policy Contract (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past four (4) years:
(a)    the name, address, and telephone number of the agent;
(b)    the name of the insurer, the name of the policyholder, and the name of each covered insured,
(c)    the policy number and the period of coverage;
(d)    the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and
(e)    a description of any retroactive premium adjustments or other loss sharing arrangements.
With respect to each insurance policy Contract: (A) the Contract is Enforceable against the Company and to the Knowledge of the Seller against the other party to the Contract; (B)  the Company is not in Breach (including with respect to the payment of premiums or the giving of notices) and to the Knowledge of the Seller the other party to the Contract is not in Breach; (C) no event has occurred which, with notice or the lapse of time, would constitute such a Breach by the Company under the Contract or, to the Knowledge of Seller, the insurer under the Contract; and (D), to the Knowledge of Seller, no party to the Contract has repudiated any provision thereof. The acquisition of the Company by Buyer will not affect the continuing validity and coverage provided for under the insurance policies, under the same terms and conditions as in effect immediately prior to the Closing.
Schedule 3.22 also describes any self-insurance arrangements affecting the Company.
3.23    Litigation. Schedule 3.23 sets forth each instance in which the Company (a) is subject to any outstanding Order or (b) is a party or, to the Knowledge of Seller, is Threatened to be made a party to any Action. No Action required to be listed in Schedule 3.23 questions the Enforceability of this Agreement or the Transactions, or could result in any Material Adverse Change with respect to the Company, and, to the Knowledge of Seller, no facts or circumstances exist that could reasonably be expected to result in any such Action being brought against the Company.

3.24    Company Warranty. Each service rendered or business conducted by the Company has been in conformity in all material respects with all applicable Law, Contracts, and all express and implied warranties to the extent applicable, and to the Knowledge of Seller, no facts or circumstances exist that could reasonably be expected to result in any Action against the Company in connection therewith. Except as set forth in Schedule 3.24, no service rendered or business conducted by the Company is subject to any guaranty, warranty, or other indemnity or similar Liability beyond the express Contract terms applicable thereto except as and to the extent required by Law.
3.25    Company Liability. To the Knowledge of Seller, no facts or circumstances exist that could reasonably be expected to result in any Action against the Company arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product inspected, serviced, designed, manufactured, sold, or delivered by the Company.
3.26    Labor and Employment Matters.
(a)    Schedule 3.26(a) sets forth a true, correct and complete list of each current employee of the Company including (and indicating the status of) those employees who are on leave of absence or who have layoff status and with respect to each such employee the following information: (i) the amount of salary currently being paid on a gross annualized basis, the hourly pay rate (if applicable) of such Employee and the amount of compensation paid in 2016; (ii) the nature and amount of all compensation paid during calendar year 2017 and bonuses expected to be paid during calendar year 2017 or in calendar year 2018 related to calendar year 2017, and (iii) any perquisites or personal benefits currently being provided to or for the account of such Employee, other than the employee benefit plans of general application described herein. Also set forth in Schedule 3.26(a) is a list of individuals who are (A) “leased employees” within the meaning of Section 414(n) of the Code or (B) “independent contractors” within the meaning of the Code and the rules and regulations promulgated thereunder, and in each case, the amount paid by the Company during calendar year 2016 and the current hourly pay rate or other compensatory arrangements with respect to each such person. Except as designated on or provided in Schedule 3.26(a), all Employees are employed pursuant to “at-will” policies.
(b)    To the Knowledge of Seller, no Employee is a party to any confidential information or other agreement that in any way restricts the ability of such Employee to perform his or her duties for the Company.
(c)    With respect to the Employees, the Company and its predecessors and Affiliates has complied in all material respects with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, nondiscrimination, harassment, and the payment of social security and other Taxes. There are no pending or, to the Knowledge of Seller, Threatened charges of unfair labor practices, employment discrimination or other wrongful action with respect to any aspect of employment of any current or former Employee. All Employees who have performed services for the Company and have been classified as independent contractors have satisfied the requirements of all material Laws to be so classified, and as applicable the Company has fully and accurately reported their compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so.

(d)    There are no proceedings pending or, to the Knowledge of Seller, Threatened, between the Company, on the one hand, and any current or former Employees thereof, on the other hand, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortuous conduct, wage and hour claims, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage. There are no claims pending or, to the Knowledge of Seller, Threatened, against the Company under any workers’ compensation or long-term disability plan or policy applicable to any current or former Employees.
(e)    There are no employee collective bargaining agreements or other Contracts with any labor organization, union, association or works council covering the terms and conditions of employment for any Employee; and, to the Knowledge of Seller, there are no active activities or proceedings of any labor union to organize the Employees by any Person, unit or group seeking to act as their bargaining agent. To the Knowledge of Seller (i) no union representation elections relating to the Employees are currently scheduled by any Governmental Authority, (ii) there is not any, and during the past 36 months there has not been any, labor strike, work stoppage or lockout with respect to the Employees, (iii) the Company is not engaged in any unlawful labor practice in connection with the conduct of the Employees, (iv) there are not any unfair labor practice charges against the Company pending before the National Labor Relations Board or any similar state or local agency in connection with the conduct of the Employees, (v) there are not any proceedings in connection with the conduct of the Employees pending before the Equal Employment Opportunity Commission or any similar foreign, state or local agency responsible for the prevention of unlawful employment practices, and (vi) no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is pending or, to the Knowledge of Seller, Threatened involving the Employees.
(f)    The Company has provided all of the Employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives and all other compensation that became due and payable through the date of this Agreement. The Company has not instituted any “freeze” of, or delayed or deferred the grant of, any cost-of-living or other salary adjustments for any of its employees. Neither the execution or delivery of this Agreement, nor the continuing conduct of the Employees will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default of, any contract under which the Employees are now obligated.
3.27    Employee Benefits.
(a)    Schedule 3.27 lists each Employee Benefit Plan. With respect to each Employee Benefit Plan, the Company has furnished to Buyer true and complete copies of all material governing plan document(s) and, where applicable, (1) the governing documents for the trust, insurance or other funding vehicle, (2) the current summary plan description and any summaries of material modifications thereto, (3) the most recent determination or opinion letter issued by the Internal Revenue Service (“IRS”) and any pending application for an IRS determination or opinion letter, (4) the two most recent Form 5500 filings, including accompanying schedules and financial statements, and (5) all discrimination tests performed with respect to the last two plan years

(b)    No Employee Benefit Plan is (1) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA, or (2) a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. At no time has the Company (or any other Person which, together with the Company, is a member of a controlled group or affiliated service group under Section 414(b), (c), (m) or (n) of the Code), participated in or had any obligations under or with respect to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), or any “employee pension plan” (within the meaning of Section 3(2) of ERISA) which is subject to Section 412 of the Code or to Section 302 or Title IV of ERISA. The Company has not incurred nor may incur any liability, directly or indirectly, under Title IV of ERISA with respect to any “employee pension plan” (within the meaning of Section 3(2) of ERISA).
(c)    Each Employee Benefit Plan has been funded, maintained and administered, in form and operation, in compliance in all material respects with its terms and with the applicable requirements of ERISA, the Code and any other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is covered by a current favorable determination or opinion letter from the IRS, and, to the Knowledge of Seller, nothing has occurred that would (or could be reasonably expected to) adversely affect the qualification of each such Employee Benefit Plan under Section 401(a) of the Code. There are no pending or, to the Knowledge of Seller, threatened claims, controversies, audits or investigations with respect to any Employee Benefit Plan, other than routine claims for benefits. As of the Closing Date, all contributions and payments (including all premiums, employer contributions, employee salary reduction contributions, distributions and benefits) required to have been made to, under or with respect to each Employee Benefit Plan for any period ending on the Closing Date will have been made or properly accrued for purposes of determining Definitive Adjusted Working Capital.
(d)    No non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred or, to the Knowledge of Seller, is reasonably expected to occur with respect to any Employee Benefit Plan that would subject the Company to any material Liability. No Employee Benefit Plan provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment, except as may be required by COBRA at such participant’s or such beneficiary’s expense. The requirements of section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA relating to COBRA continuation of health coverage have been satisfied with respect to each Employee Benefit Plan that is subject to such requirements.
(e)    The consummation of Transactions contemplated by this Agreement will not (either alone or in combination with any other event where such other event would not alone have an effect described in this sentence) (i) entitle any current or former employee, officer, director or independent contractor of the Company or any of its Affiliates to severance pay, or a transaction or retention bonus, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, director or independent contractor, or (iii) impair the ability of Buyer or any of its Affiliates, with respect to any “at-will” Employees, to unilaterally amend the terms of employment with respect to any Employee or terminate any Employee. No amount which has been paid or which may become payable under any Employee Benefit Plan or otherwise will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. The Company has no indemnity obligation, direct or indirect, for any Tax interest or penalty that may be incurred by any person under Section 4999 or 409A of the Code. To the Knowledge of Seller, each Employee Benefit Plan (or other agreement or arrangement) that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been maintained and operated in substantial compliance with the requirements of Section 409A of the Code.
(f)    No Employee Benefit Plans or other plan or arrangement of the Company is maintained outside of the United States or subject to the laws of a jurisdiction outside the United States. All such Employee Benefit Plans comply in all respects with applicable Laws, and the Company has no unfunded liability with respect to any such Employee Benefit Plans.
(g)    The Company has not Breached, or is not in Breach of, any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis. To the Knowledge of Seller, no executive, key employee, or group of employees has any plans to terminate employment with the Company.
3.28    Environmental Matters. Except as set forth in Schedule 3.28:
(a)    The Company and its Related Parties has complied and is in compliance with all limitations, restrictions, standards, and obligations established under Environmental, Health, and Safety Laws.
(b)    Without limiting Section 3.28(a), each of the Company and its Related Parties has obtained, has complied with, and is in compliance with all Environmental Permits that are required pursuant to Environmental, Health, and Safety Laws for the occupation of its facilities and the operation of its business. No Environmental, Health, and Safety Law imposes any obligation on the Company or its Related Parties to give prior notifications to, or receive the prior approval of, any Governmental Authority in connection with the Transactions contemplated by this Agreement, including any such notification or approval for the direct or indirect transfer to the Buyer of any Environmental Permit. A list of all such Environmental Permits is set forth in Schedule 3.28(b). Except as set forth in Schedule 3.28(b), such Environmental Permits are in full force and effect, the current operations of the facilities do not provide a basis for revocation or suspension of any Environmental Permit, and the Environmental Permits will not be terminated or materially altered (including with respect to the current operations of such facilities) by the Transactions.
(c)    Neither the Company nor its Related Parties has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Laws or any Environmental Liabilities, including any Environmental Liabilities pending before any court or any other Governmental Authority filed or directed against the Company that pertain or relate to (i) any Remedial Actions under any applicable Environmental, Health, and Safety Law, (ii) personal injury, property damage, or resource damage claims relating to a Release of Hazardous Materials, or (iii) actual or potential Liabilities as a result of the generation, transportation, storage or disposal of Hazardous Materials.

(d)    To the Knowledge of Seller, no Environmental Conditions or other basis exists that would reasonable be anticipated to result in actual or alleged Environmental Liabilities against the Company or its Related Parties.
(e)    No material costs for Remediation, capital expenses or operational expenses will be required for the Company to achieve compliance for its current operations with any requirements of Environmental, Health, and Safety Laws (1) that have been finalized but are not yet effective or (2) that have been formally published as a proposed, but not yet finalized, regulation of any Governmental Authority.
(f)    There are no Hazardous Materials present in or on the soil, sediments, surface water, or ground water on, under or from or migrating from or to any of the properties currently owned or operated by the Company or any Related Party nor, to the Knowledge of Seller, previously owned or operated by the Company or its predecessors or Related Parties in concentrations that would give rise to any Environmental Liabilities or any legal obligation to conduct a Remedial Action pursuant to Environmental, Health, and Safety Laws.
(g)    Except as listed on Schedule 3.28(g), none of the following exists at any property or facility owned or operated by the Company: (i) under or above ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.
(h)    To the Knowledge of Seller, none of the properties currently owned or operated by the Company or any Related Party is encumbered by an Encumbrance arising or imposed under Environmental, Health, and Safety Laws.
(i)    To the Knowledge of Seller, the Transactions will not result in any Liabilities for site investigation or cleanup, or require the Consent of any Person, pursuant to any of the so called “transaction triggered” or “responsible property transfer” Environmental, Health, and Safety Laws.
(j)    The Company has not, nor to the Knowledge of Seller has any predecessors or Related Parties, either expressly or by operation of Law, assumed or undertaken any Environmental Liability, including any obligation for Remedial Action, of any other Person relating to Environmental, Health, and Safety Laws.
(k)    The Company has provided Buyer with copies of all reports, studies, analyses and tests in its possession reflecting the Environmental Conditions of the Leased Property, actual or potential Environmental Liabilities of the Company or any of its Related Parties, and any alleged or actual violations by the Company or any of its Related Parties of Environmental, Health, and Safety Law that have not been Remediated or remedied in accordance with applicable Environmental, Health, and Safety Laws.
3.29    Customers and Suppliers. Schedule 3.29 lists the Company’s (a) 20 largest customers in terms of sales during (i) the 12 month period ended as of the Most Recent Year End and (ii) the six month period ended as of the Interim Balance Sheet Date and states the approximate total sales by the Company to each such customer during such periods, respectively and (b) ten largest suppliers during the 12 month period ended as of the Most Recent Year End and the nine month period ended as of the Interim Balance Sheet Date. Except as set forth in Schedule 3.29, no Seller Party has received notice of termination from any customer or supplier required to be listed on Schedule 3.29, and, to the Knowledge of Seller, no customer or supplier required to be listed on Schedule 3.29 has an intention to terminate or materially reduce the relationship with the Company. To the Knowledge of Seller, no facts or circumstances exist that could reasonably be expected to cause any customer or supplier required to be listed on Schedule 3.29 to terminate or materially reduce its relationship with the Company.
3.30    Permits and Certifications. The Company possesses all material Permits required to be obtained for their businesses and operations. Schedule 3.30 sets forth a list of all such Permits and any material certification, approval, accreditation, or other similar authorization issued to the Company by industry organizations including Nadcap (formerly National Aerospace and Defense Contractors Accreditation Program) and/or the International Organization for Standardization (ISO) (collectively, the “Material Permits and Certifications”). Except as set forth in Schedule 3.30, the Material Permits and Certifications are in full force and effect, free from Breach in any material respect by the Company, and the consummation of the Transactions will not require the consent of any third party under any of the Material Permits and Certifications in order to maintain their effectiveness or validity in the same manner as exists on the date hereof, or otherwise diminish the rights to operate thereunder. To the Knowledge of Seller, no events or circumstances exist that could reasonably be expected to cause any of the Material Permits and Certifications to be terminated or suspended.
3.31    Corrupt Practices. None of the Seller Parties or, to the Knowledge of Seller, any of the Company’s employees or officers has directly or indirectly, in connection with or in any way related to the Company’s business, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property or services (i) to obtain favorable treatment for business or Contracts secured, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any Law.
3.32    Bank Accounts. Schedule 3.32 lists the account numbers and names of each bank, broker, or other depository institution at which the Company maintains a depository account, and the names of all persons authorized to sign on and/or withdraw funds from each such account.
3.33    Accuracy of Information Furnished. No representation, statement, or information contained in this Agreement (including the Schedules) or any Transaction Document contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein not misleading. The Seller Parties have provided Buyer with correct and complete copies of all documents listed or described in the Schedules.
3.34    No Other Representations or Warranties. Other than the express representations and warranties made by the Seller Parties in this Agreement and the Transaction Documents, Buyer acknowledges that Seller makes no express or implied representation and warranty with respect to the Company or its predecessors and Related Persons, its or their business and operation, its or their assets of any type or nature, its or their organization, or otherwise or with respect to any other information provided to Buyer, including as to (a) merchantability or fitness for any particular purpose or use, (b) the operation or use of the business or assets of the Company after the Closing in any manner other than as operated or used by the Company prior to the Closing, (c) any information or documents made available to Buyer or its counsel, accountants, or other advisors except as expressly covered by the express representations and warranties made by the Seller Parties in this Agreement and the Transaction Documents, or (d) the probable success or profitability of the operation or use of the business or assets of the Company after the Closing.
ARTICLE 4

PRE-CLOSING COVENANTS
The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:
4.1    General. Each Party will use commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable to consummate, make effective, and comply with all of the terms of this Agreement and the Transactions (including satisfaction, but not waiver, of the Closing conditions set forth in ARTICLE 6).
4.2    Notices and Consents. Each Seller Party will give any notices to third parties, and will use commercially reasonable efforts to obtain any third party Consents, that Buyer may request in connection with the matters referred to in Sections 2.1(c) and 3.3. Each Seller Party will give any notices to, make any filings with, and use commercially reasonable efforts to obtain any Consents of, Governmental Authorities, if any, required or reasonably deemed advisable pursuant to any applicable Law in connection with the Transactions including in connection with the matters referred to in Sections 2.1(c), and 3.3, and will use such Seller Party’s commercially reasonable efforts to agree jointly on a method to overcome any objections by any Governmental Authority to the Transactions.
4.3    Operation of Business. Without the prior approval of Buyer, which approval will not be unreasonably withheld, conditioned, or delayed, the Company will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business or engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.10; notwithstanding the foregoing, Buyer acknowledges and agrees that the Company may, immediately prior to Closing, (i) distribute excess cash from the Company to Seller and (ii) distribute the Secured Promissory Note issued by Spectrochemical Laboratories – Material Evaluation, Inc. dated September 30, 2016 in connection with the sale of Spectrochemical Laboratories – Material Evaluation, Inc. Subject to compliance with applicable Law, from the date hereof until the earlier to occur of Closing or the Termination Date, the Seller Parties will confer on a regular and frequent basis with one or more representatives of Buyer to report on operational matters and the general status of the Company’s ongoing business, operations, and finances and will promptly provide to Buyer or its representatives copies of all filings they make with any Governmental Authority during such period.

4.4    Preservation of Business. The Company will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees and will not take any action that would or could reasonably be expected to detrimentally effect its business or properties.
4.5    Full Access. Each Seller Party will permit representatives of Buyer (including financing providers) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records, Contracts, and documents pertaining to such Company and will furnish copies of all such books, records, Contracts, and documents and all financial, operating, and other data and information as Buyer may reasonably request; provided, however, that no investigation pursuant to this Section 4.5 will affect any representations or warranties made herein or the conditions to the obligations of the Parties to consummate the Transactions.
4.6    Notice of Developments. Seller Parties will give prompt written notice to Buyer of any development occurring after the date of this Agreement which reasonably could be expected to cause any of the representations and warranties in Section 2.1 or ARTICLE 3 to be inaccurate as of the date of this Agreement or the Closing Date. Buyer will give prompt written notice to Seller of any development occurring after the date of this Agreement which reasonably could be expected to cause any of the representations and warranties in Section 2.2 to be inaccurate as of the date of this Agreement or the Closing Date. No disclosure by any Party pursuant to this Section 4.6 shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation or Breach of warranty or covenant.
4.7    Exclusivity. No Seller Party will (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any Equity Interests or any assets of the Company (including any acquisition structured as a merger, consolidation, or share exchange, but excluding sales of assets in the Ordinary Course of Business) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. No Stockholder or Seller will vote his or its Shares in favor of any such transaction. The Seller Parties will notify Buyer immediately if any Person has made or makes any proposal, offer, inquiry, or contact with respect to any of the foregoing, including the terms of any such proposal, offer, inquiry, or contact.
4.8    Confidentiality; Publicity. Except as may be required by applicable Law or stock exchange regulation or as otherwise expressly contemplated herein, no Party or their respective Affiliates, employees, agents, or representatives shall disclose to any third party this Agreement, the subject matter or terms hereof, or any Confidential Information concerning the business or affairs of any other Party which it may have acquired from such Party in the course of pursuing the Transactions without the prior written consent of the Company or Buyer, as the case may be; provided, however, any Party may disclose any such Confidential Information as follows: (a) to such Party’s Affiliates and its or its Affiliates’ employees, lenders, financial advisors, counsel, or accountants which shall also be subject to the requirements of this Section 4.8; (b) to comply with any applicable Law or Order, provided that prior to making any such disclosure the Party making the disclosure notifies the other Party of any Action of which it is aware which may result in disclosure and uses commercially reasonable efforts to limit or prevent such disclosure; (c) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the Party or its Affiliates making such disclosure; (d) to the extent that the same information is already known by the Party making such disclosure prior to receipt of such Confidential Information; (e) to the extent that the Party that received the Confidential Information independently develops the same information without in any way relying on any Confidential Information; and (f) to the extent that the same information becomes available to the Party making such disclosure on a nonconfidential basis from a source other than a Party or its Affiliates, which source, to the knowledge of the disclosing Party, is not prohibited from disclosing such information by a legal, Contractual, or fiduciary obligation to the other Party. Buyer may also disclose any such Confidential Information to the extent it believes, after consultation with legal counsel, that such disclosure is necessary or prudent as a company whose shares are publicly traded. If the Transactions are not consummated, each Party will return or destroy as much of the Confidential Information concerning the other Party as the Parties that have provided such information may request. Whether or not the Closing takes place, the Stockholders waive, and will upon Buyer’s request cause Seller and the Company to waive, any cause of Action arising out of the access of Buyer or its representatives to any Confidential Information of the Stockholders. No press release or other public announcement related to this Agreement or the Transactions shall be issued by any Seller Party without Buyer’s prior written approval.
4.9    Affiliated Transactions. Except for any Contracts specifically designated in writing by Buyer to survive the Closing, the Stockholders will cause all Contracts and transactions by and between any Stockholders and any Affiliate of any Stockholder, on the one hand, and the Company, on the other hand, to be terminated effective as of the Closing, without any cost or continuing obligation to the Company, and will deliver to Buyer evidence of such terminations that is reasonably acceptable to Buyer.
4.10    Charges, Fees, and Prepayment Obligations. To the Knowledge of Seller, no sums are owed or payable by the Company to any Person in the nature of a transfer charge or processing fee with respect to any Contracts of the Company as a result of the Transaction. The Seller Parties will, prior to the Closing, take such steps as are necessary to ensure that no sums are owed or payable as a prepayment penalty if Buyer or the Company elect to repay any Liability of the Company that is outstanding as of the Closing Date.
4.11    Repayment of Certain Receivables. At or prior to the Closing, the Stockholders and Seller shall satisfy or pay in full all Receivables of the Company due from any Stockholders, Seller or any of their respective Affiliates, including, the notes receivable described on Schedule 4.11. Seller shall provide evidence to Buyer of such repayment in form and substance reasonably acceptable to Buyer.
4.12    Discharge of Certain Payables. Prior to the Closing, the Company shall satisfy, pay in full or discharge all notes, sums, and amounts payable by the Company to any Stockholders, Seller or any of their respective Affiliates, including the notes payable described on Schedule 4.12.

The Company shall provide evidence to Buyer of such repayment, discharge or forgiveness in form and substance reasonably acceptable to Buyer.
4.13    Site Inspections. Subject to compliance with applicable Law and applicable Environmental, Health, and Safety Laws, from the date hereof until the earlier to occur of the Closing or the Termination Date, Buyer may undertake (at Buyer’s sole cost and expense) an environmental assessment or assessments of the operations, business, and/or properties of the Company. Such assessment may include a review of Permits, files, and records, as well as visual and physical inspections and testing. Before conducting such assessment, Buyer will confer with the Sellers’ Representative regarding the nature, scope, and scheduling of such assessment, and will comply with such conditions as the Sellers’ Representative may reasonably impose to avoid interference with the operations or business of the Company. The Seller Parties will cooperate in good faith with Buyer’s effort to conduct such assessments.
ARTICLE 5

POST CLOSING COVENANTS
The Parties agree as follows with respect to the period following the Closing:
5.1    General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including, the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the requesting Party’s sole cost and expense (unless the requesting Party is entitled to indemnification therefor under ARTICLE 8). The Seller Parties acknowledge and agree that after the Closing, Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Company.
5.2    Dispute Support. So long as any Party actively is contesting or defending against any Action in connection with (a) the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each other Party will cooperate with such Party and such Party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ARTICLE 8).
5.3    Use of Name and Assets. From and after the Closing Date, no Related Party will be called or have the right to use the words “West Penn” or any derivation thereof. The Seller Parties covenant and agree to cause the Related Parties to transfer to the Company after Closing any assets or properties owned by any Related Party used by the Company, located on the Company’s premises, shown on the Interim Financial Statements, or acquired after the date thereof to the extent not otherwise transferred to the Company by the bills of sale referenced in Section 1.4(a)(xi).
5.4    Confidentiality. Each Seller Party will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement or post-Closing employment with the Company, as applicable, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in such Seller Party’s possession. If any Seller Party is requested or required (by oral question or request for information or documents in any Action) to disclose any Confidential Information, that Seller Party will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective Order. If, in the absence of a protective Order, any Seller Party that is, on the written advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority, arbitrator, or mediator or else stand Liable for contempt, that Seller Party may disclose the Confidential Information to the Governmental Authority, arbitrator, or mediator; provided, however, that the disclosing Seller Party shall use commercially reasonable efforts to obtain, at the request of Buyer, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.
5.5    Restrictive Covenants. To assure that Buyer and the Company will realize the benefits of the Transactions, each Stockholder hereby agrees not to, and not to allow any of their respective Affiliates to:
(a)    From the Closing Date until five (5) years after the Closing Date, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or Equity Interest holder of, or lender to, any Person or business, engage in the business of NDT, mechanical testing services, materials testing or other services related to testing, inspection and certification or any other business being conducted by the Company on the Closing Date, or planned at the Closing Date as and to the extent specifically described in the Company’s Confidential Information Memorandum to be conducted by the Company in the future (the “Relevant Business”) anywhere in the United States.
(b)    From the Closing Date until five (5) years after the Closing Date, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or Equity Interest holder of, or lender to, any Person or business, engage in the Relevant Business anywhere within a 100 mile radius of any location where Buyer, the Company or successor to the Company engage in the Relevant Business.
(c)    From the Closing Date until five (5) years after the Closing Date, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or Equity Interest holder of, or lender to, any Person or business, engage in the Relevant Business anywhere within a 50 mile radius of any location where Buyer, the Company or successor to the Company engage in the Relevant Business.
(d)    From the Closing Date until five years after the Closing Date, directly or indirectly (A) induce any Person which is a customer of Buyer, the Company, or any of its Affiliates to patronize any business directly or indirectly in competition with the Relevant Business conducted by Buyer, the Company, or any of its Affiliates, (B) canvass, solicit, or accept business from any Person who is a customer of Buyer, the Company, or any of their Affiliates, or any such competitive business (other than on behalf of Buyer or the Company), or (C) request or advise any Person who is a customer or vendor of Buyer or the Company to withdraw, curtail, or cancel any such customer’s or vendor’s business with Buyer or the Company.
(e)    From the Closing Date until five (5) years after the Closing Date, directly or indirectly employ or knowingly permit any Affiliate of such Stockholder to employ any person who at the Closing Date or any time thereafter is, or at any time within the six month period prior thereto was employed by Buyer, the Company or any of their Affiliates.
(f)    From the Closing Date until five (5) years after the Closing Date, directly or indirectly (A) solicit for employment by any such Stockholder, its Affiliates or anyone else, any employee or then currently active independent contractor of Buyer, the Company, or any of their Affiliates, or any person who was an employee or then currently active independent contractor of Buyer, the Company, or any of their Affiliates, within the six month period immediately preceding such solicitation of employment, other than such person (1) whose employment or independent contractor relationship was terminated (other than for cause as determined by the Company) by the applicable Person, or (2) who independently responded to a general solicitation for employment by such Stockholder or such Stockholder’s Affiliate, or (B) induce or attempt to induce any employee or independent contractor of Buyer, the Company, or any of their Affiliates, to terminate such employee’s employment or independent contractor’s active contractual relationship with such Person.
(g)    From the Closing Date until five (5) years after the Closing Date, call on any Acquisition Candidate with the Knowledge of such Acquisition Candidate’s status as such, for the purpose of acquiring, or arranging the acquisition of, that Acquisition Candidate by any Person other than Buyer, the Company or any of their respective Affiliates.
Notwithstanding the foregoing, the beneficial ownership of less than 1% of the Equity Interests of any Person having a class of Equity Interest actively traded on a national securities exchange shall not be deemed, in and of itself, to Breach the prohibitions of this Section 5.5. Each Stockholder agrees and acknowledges that the restrictions in this Section 5.5 are reasonable in scope and duration and are necessary to protect Buyer and the Company after the Closing, in order to get the benefit of what it bargained for in the acquisition of the Company. If any Stockholder is found to have Breached this Section 5.5, then, in addition to all other remedies that may be available to Buyer, an amount of time equal to the period such Stockholder was found to be in Breach of this Section 5.5 shall be added to the time periods contemplated by this Section 5.5. If any provision of this Section 5.5, as applied to any Party or to any circumstance, is adjudged by a Governmental Authority or arbitrator not to be Enforceable in accordance with its terms, the same will in no way affect any other circumstance or the Enforceability of the remainder of this Agreement. If any such provision, or any part thereof, is held not to be Enforceable in accordance with its terms because of the duration of such provision, the area covered thereby, or the scope of the activities covered, the Parties agree that the Governmental Authority or arbitrator making such determination shall have the power to reduce the duration, area, and/or scope of activities of such provision, and/or to delete specific words or phrases, by the minimum amount necessary such that, in its reduced form, such provision shall then be Enforceable and shall be Enforced. The Parties agree and acknowledge that the Breach of this Section 5.5 could cause irreparable Damage to Buyer and the Company and upon Breach of any provision of this Section 5.5, Buyer and/or the Company shall be entitled to injunctive relief, specific performance, or other equitable relief without bond or other security; provided, however, that the foregoing remedies shall in no way limit any other remedies which Buyer and/or the Company may have against such breaching Party or its Affiliates.
5.6    Release. Each Stockholder, on behalf of such Stockholder and each of such Stockholder’s heirs, representatives, successors, and assigns, hereby RELEASES AND FOREVER DISCHARGES Buyer and each of its officers, directors, employees, agents, stockholders, controlling persons, representatives, Affiliates, successors, assigns, and the Company (individually, a “Releasee” and collectively, “Releasees”) from any and all Actions, Orders, Damages, Liabilities, and Contracts whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which such Stockholder or any of such Stockholder’s respective heirs, representatives, successors, or assigns now has, has ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date including any rights to indemnification or reimbursement from the Company, whether pursuant to their respective Organizational Documents, Contract or otherwise and whether or not relating to Actions pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to (a) release any obligations of Buyer arising under this Agreement or any Transaction Documents or to (b) prohibit or limit any Stockholder who is or was also a director or officer of the Company from asserting a claim for indemnification by the Company for Third-Party Claims or (c) constitute a release by Campbell or DeChellis of their right to salary and other compensation and benefits associated with employment that is unpaid and accrued prior to the Closing Date and has accrued in the ordinary course of business, or (d) constitute a release of the right to receive any payment or amount taken into account in calculating the Final Working Capital or any other deduction to the Purchase Price Each Stockholder, on behalf of such Stockholder and each of such Stockholder’s heirs, representatives, successors and assigns, and the Company, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing, instituting, or causing to be commenced, any Action, of any kind against any Releasee, based upon any matter purported to be released hereby.
ARTICLE 6

CLOSING CONDITIONS
6.1    Conditions Precedent to Obligation of Buyer. Buyer’s obligation to consummate the Transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below. Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right or remedy available to Buyer in connection with the Transactions will be deemed waived by any of the following actions or inactions by or on behalf of Buyer (regardless of whether any Stockholder is given notice of any such matter); (i) consummation by Buyer of the Transactions, (ii) any inspection or investigation, if any, of the Company or any Stockholder, (iii) the awareness of any fact or matter acquired (or capable or reasonably capable of being acquired) with respect to the Company or Stockholders, or (iv) any other action, in each case at any time, whether before, on, or after the Closing Date.

(a)    Accuracy of Representations and Warranties. Other than the representations and warranties of the Stockholders and Seller contained in Section 2.1 and of the Seller Parties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5 and 3.9, the representations and warranties of Seller Parties contained in this Agreement, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Stockholders and Seller contained in Section 2.1 and of the Seller Parties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5 and 3.9 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)    Compliance with Obligations. Each Seller Party, as applicable, must have performed and complied with all of its covenants to be performed or complied with at or prior to Closing (singularly and in the aggregate).
(c)    No Adverse Litigation. There must not be pending or Threatened any Action by or before any Governmental Authority, arbitrator, or mediator which shall seek to restrain, prohibit, invalidate, or collect Damages arising out of the Transactions, or which, in the judgment of Buyer, makes it inadvisable to proceed with the Transactions.
(d)    Consents. The Seller Parties and Buyer must have received Consents to the Transactions and waivers of rights to terminate or modify any rights or obligations of any Seller Party from any Person from whom such Consent is required, including under any Contract listed or required to be listed in Schedule 3.15, 3.16, 3.19, 3.22 and 3.26 or any Law as of a date not more than five days prior to the Closing, or which as a result of the Transactions, would have such rights to terminate or modify such Contracts, either by their terms or as a matter of Law.
(e)    Liabilities. Seller Parties must have obtained and delivered to Buyer full satisfactions or releases of all Liabilities due to or from the Company which are due to be satisfied or released under this Agreement to or on behalf of (i) any Affiliate of the Company or (ii) Stockholders or any Affiliate of Stockholders.
(f)    No Material Adverse Change. Since the date of this Agreement there must have been no event, series of events, or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.
(g)    Non-Disturbance Agreement. Buyer shall have received, at Seller’s expense, a recordable non-disturbance agreement duly executed by any lien holder presently holding a deed of trust or mortgage lien encumbering the Leased Property (or any portion thereof or interest therein) in form and substance acceptable to Buyer.

(h)    Lender Releases. A written document in a form reasonably acceptable to Buyer, each dated on or before the Closing Date and executed by each Person to whom, at Closing, any Seller Party owes any indebtedness for borrowed money or with whom such Seller Party has a contractual right to borrow money, even if such Seller Party does not owe any indebtedness for borrowed money to such Person at Closing, in each case under which such Person (i) consents to the transactions contemplated in this Agreement (to the extent required) and (ii) agrees to release the Company from Liabilities arising from and after the Closing Date under any guarantees on any debt or liabilities of any Seller Party upon receipt of the sum specified therein, if any. Seller shall be responsible for obtaining (at its sole cost and expense), and shall diligently and timely pursue, the approvals and releases referred to in this Section 6.1(h), and Buyer agrees to cooperate with Seller (at no cost, expense or liability to Seller) by taking any reasonable action that may be necessary in connection therewith.
6.2    Conditions Precedent to Obligation of Seller. Seller’s obligation to consummate the Transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below. Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right, or remedy available to Seller in connection with the Transactions will be deemed waived by any of the following actions or inactions by or on behalf of Seller (regardless of whether Buyer is given notice of any such matter); (i) consummation by Seller of the Transactions, (ii) any inspection or investigation, if any, of Buyer, (iii) the awareness of any fact or matter acquired (or capable or reasonably capable of being acquired) with respect to Buyer, or (iv) any other action, in each case at any time, whether before, on, or after the Closing Date.
(a)    Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in Section 2.2 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.
(b)    Compliance with Obligations. Buyer must have performed and complied with all its covenants and obligations required by this Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate).
(c)    No Order or Injunction. There must not be issued and in effect any Order restraining or prohibiting the Transactions.
ARTICLE 7

TERMINATION
7.1    Termination of Agreement. The Parties may terminate this Agreement as provided below:
(a)    Buyer and Sellers’ Representative may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing.

(b)    Buyer or Sellers’ Representative may terminate this Agreement upon delivery of a written notice if the Closing has not occurred prior to April 30, 2018, provided that the Party delivering such notice shall not have caused such failure to close.
(c)    Buyer may terminate this Agreement by giving written notice to Sellers’ Representative at any time prior to the Closing if any Seller Party has Breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import and Sections 2.1, 3.1, 3.2, 3.3, 3.4, 3.5 and 3.9, in which case such termination rights will arise upon any Breach) and such Breach has not been cured by the Seller Parties within ten (10) days of Sellers’ Representative’s receipt of written notice of such breach from Buyer.
(d)    Sellers’ Representative may terminate this Agreement by giving notice to Buyer at any time prior to the Closing if Buyer has Breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any Breach) and such Breach has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Sellers’ Representative.
7.2    Effect of Termination.
(a)    Each Party’s termination right under this Agreement is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a termination right will not be an election of remedies. Except for the obligations under Section 4.8, ARTICLE 7, ARTICLE 8, and ARTICLE 12, if this Agreement is terminated under Section 7.1, then, except as provided in this Section 7.2 all further obligations of the Parties under this Agreement will terminate.
(b)    If Buyer or the Sellers’ Representative terminate this Agreement pursuant to Section 7.1(b), 7.1(c) or 7.1(d), as the case may be, then the rights of the non-breaching Party(ies) to pursue all legal remedies for Damages such Party(ies) suffers will survive such termination unimpaired.
ARTICLE 8

INDEMNIFICATION
8.1    Survival Periods.
(a)    Each representation and warranty of the Stockholders and Seller contained in Section 2.1 and any certificate related to such representations and warranties will survive the Closing and will continue in full force and effect forever. Each representation and warranty of the Seller Parties contained in ARTICLE 3 and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect for 18 months thereafter, except (i) the representations and warranties set forth in Sections 3.13, 3.14, 3.27 and 3.28, which will survive the Closing and continue in full force and effect until the date that is 60 days beyond the expiration of the statute of limitations (as it may be extended or waived) that is applicable to the subject matter of such representation and warranty (or for 7 years if there is no applicable statute of limitations) and (ii) the representations and warranties set forth in Sections 3.1, 3.2, 3.3(a), 3.3(c), 3.4, and 3.5 which will survive the Closing and will continue in full force and effect forever.
(b)    Each representation and warranty of Buyer contained in Section 2.2 and any certificate directly related to such representations and warranties will survive the Closing and continue in full force and effect forever.
(c)    If the Transaction is consummated, all covenants and agreements of the Parties shall expire and be of no further force or effect as of the Closing, except to the extent such covenants and agreements (including those contained in ARTICLE 5 and ARTICLE 9 and the indemnity obligations of this ARTICLE 8) contemplate performance in whole or in part after the Closing, in which case, such covenants and agreements shall survive until the date or period specified therein (and, if no date or period is specified therein, then such covenants and agreements shall survive until fully performed).
(d)    Notwithstanding anything to the contrary set forth in this Agreement, nothing herein shall operate to limit the survival period for any representation, warranty, covenant or agreement of a Person with respect to a claim for Fraud.
(e)    Notwithstanding anything contained herein to the contrary, if an Indemnitee notifies an Indemnitor that such Indemnitee has a claim for Damages (which, in the case of Damages not yet incurred, paid, reserved or accrued, may be the amount reasonably anticipated by such Indemnitee to be incurred, paid reserved or accrued) and the nature of the claim to which such Damages are related prior to the expiration of the applicable survival period set forth in this Section 8.1, any representation, warranty, agreement or covenant that is the subject of such claim shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of Damages resulting from such claimed breach has been finally determined at the time notice is given or may be different than the anticipated Damages provided in the indemnification notice. For the avoidance of doubt, delivery of such a notice shall be sufficient to cause any such representation, warranty, agreement or covenant to continue to survive for purposes of resolving the specific claim at issue. The Indemnitee shall not be required to file a lawsuit, begin an arbitration or commence another formal or informal proceeding in order to cause such representation, warranty, agreement or covenant to continue to survive to the extent provided in this Section 8.1(e).
8.2    Indemnification Provisions for Buyer’s Benefit. Subject to the limitations set forth in Section 8.5, each Seller Party, jointly and severally, will defend, indemnify, and hold the Buyer Indemnified Persons harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any one of the following:
(a)    any Breach of any representation or warranty any Seller Party has made in this Agreement, or any other certificate or document any Seller Party has delivered pursuant to this Agreement, as if such representation or warranty was made on and as of the date of this Agreement and on and as of the Closing Date;

(b)    any Breach by any Seller Party of any covenant or obligation of any Seller Party in this Agreement; and
(c)    (1) any and all Taxes assessed against or imposed on the Company with respect to any Pre-Closing Tax Period (including Taxes for any Straddle Period to the extent allocable to the portion of such Tax period ending on the close of business on the Closing Date pursuant to Section 9.4), in each case whether imposed directly, as a transferee or successor, by contract, pursuant to any Law or otherwise, but in each case only to the extent such Taxes have not been accounted for in the Final Working Capital, (2) any and all Taxes of the Seller Parties (including as a result of the Reorganization and/or the Conversion) or any of their Affiliates (excluding the Company) for any Tax period, (3) any and all Taxes assessed against or imposed on the Company by reason of being a member of an affiliated, consolidated, combined, or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar law or regulation, (4) any and all Transfer Taxes, and (5) any and all Employer Taxes.
8.3    Indemnification Provisions for Sellers’ Benefit. Buyer will defend, indemnify, and hold the Seller Indemnified Persons harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any of the following:
(a)    any Breach of any representation or warranty Buyer has made in this Agreement or any other certificate or document Buyer has delivered pursuant to this Agreement, as if such representation or warranty was made on and as of the date of this Agreement and on and as of the Closing Date; and
(b)    any Breach by Buyer of any covenant or obligation of Buyer in this Agreement.
8.4    Indemnification Claim Procedures.
(a)    If any third-party Action (a “Third-Party Claim”) is commenced in which any Indemnitee is a party which may give rise to a claim for indemnification against any Indemnitor then such Indemnitee shall promptly give notice to the Indemnitor, but not in any event not later than ten (10) Business Days after receipt of such notice of any such Third-Party Claim. Failure to notify the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Indemnitee, except to the extent the defense of such Third-Party Claim is materially and irrevocably prejudiced by the Indemnitee’s failure to give such notice.
(b)    An Indemnitor will have the right to defend against an Indemnification Claim, other than a Indemnification Claim related to Taxes, with counsel of its choice reasonably satisfactory to the Indemnitee if (i) within the earlier of (x) forty five (45) days of notice of the Claim and (y) ten (10) Business Days prior to an answer or equivalent responsive pleading being made or becoming due with respect to such Indemnification Claim (taking into account any extensions), the Indemnitor notifies the Indemnitee in writing that the Indemnitor will indemnify the Indemnitee from and against the entirety of any Damages the Indemnitee may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (ii) the Indemnitor

provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend against the Indemnification Claim and pay, in cash, all Damages the Indemnitee is reasonably likely to suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (iii) the Indemnification Claim involves only money Damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Indemnification Claim is not in the good faith judgment of the Indemnitee likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnitee, and (v) the Indemnitor continuously conducts the defense of the Indemnification Claim actively and diligently.
(c)    So long as the Indemnitor is conducting the defense of the Indemnification Claim in accordance with Section 8.4(b), (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim, (ii) the Indemnitee will not consent to the entry of any Order with respect to the Indemnification Claim without the prior written consent of the Indemnitor (not to be withheld, conditioned, or delayed unreasonably), and (iii) the Indemnitor will not consent to the entry of any Order with respect to the Indemnification Claim without the prior written consent of the Indemnitee (not to be withheld, conditioned, or delayed unreasonably, provided that it will not be deemed to be unreasonable for an Indemnitee to withhold its consent (A) with respect to any finding of or admission (1) of any violation of any Law, Order or Permit, or (2) which Indemnitee believes in good faith could have a material adverse effect on any other Actions or Threatened Actions to which the Indemnitee or its Affiliates are party or to which Indemnitee has a good faith belief they may become party, or (B) if any portion of such Order that could reasonably be expected to damage the business reputation or prospects of such Indemnitee would not remain sealed).
(d)    If any condition in Section 8.4(b) is or becomes unsatisfied, (i) the Indemnitee may defend against, and consent to the entry of any Order with respect to, an Indemnification Claim in any manner it may deem appropriate (and the Indemnitee need not consult with, or obtain any consent from, any Indemnitor in connection therewith), (ii) each Indemnitor will jointly and severally be obligated to reimburse the Indemnitee promptly and periodically for the Damages relating to defending against the Indemnification Claim, and (iii) each Indemnitor will remain jointly and severally Liable for any Damages the Indemnitee may suffer relating to the Indemnification Claim to the fullest extent provided in this ARTICLE 8.
(e)    Each Party hereby consents to the non-exclusive jurisdiction of any Governmental Authority in which an Action is brought against any Indemnitee for purposes of any Indemnification Claim that an Indemnitee may have under this Agreement with respect to such Action or the matters alleged therein, and agrees that process may be served on such Party with respect to such claim anywhere in the world.
(f)    Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.13 or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE 9) shall be governed exclusively by Section 9.5.

8.5    Limitations on Indemnification Liability.
(a)    The Seller Parties’ aggregate Liability for money Damages under this ARTICLE 8 related to Breaches of the representations and warranties contained in ARTICLE 3 will not exceed Seven Million Four Hundred Thousand Dollars ($7,400,000.00) (the “Cap”), and, notwithstanding anything herein to the contrary and subject to Section 8.5(c), DeChellis’s Liability for money Damages under this ARTICLE 8 related to Breaches of the representations and warranties contained in ARTICLE 3 will not exceed ten percent (10%) of the Cap.
(b)    Seller Parties will have no Liability for money Damages related to Breaches of the representations and warranties contained in Section 2.1 and ARTICLE 3 under this ARTICLE 8 for any individual or series of related Damages that do not exceed $10,000, up to $30,000 in the aggregate (which Damages, up to $30,000 in the aggregate, shall not be counted toward the Deductible). The Seller Parties will have no Liability for money Damages related to Breaches of the representations and warranties contained in Section 2.1 and ARTICLE 3 under this ARTICLE 8 unless and until the aggregate Damages claimed under Section 8.2 exceeds One Hundred Thousand Dollars ($100,000.00) (the “Deductible”); and thereafter, once such amount exceeds the Deductible, the Indemnitees will be entitled to recover all amounts to which they are entitled in excess of the Deductible.
(c)    Notwithstanding any provision in this Agreement to the contrary, the limitations set forth in Sections 8.5(a) and 8.5(b), including the Cap and the Deductible, shall not be applicable with respect to claims arising from, or related to, breaches of Fundamental Representations or Fraud, for which matters the Buyer Indemnified Persons shall be entitled to indemnification for money Damages from the first dollar of such Damages up to, but in no event exceeding, an amount equal to the Purchase Price.
(d)    For purposes of determining (i) the failure of any representations or warranties to be true and correct, (ii) the breach of any covenants and agreements and (iii) calculating Damages hereunder, any “materiality” or “Material Adverse Effect” qualifications in any representations, warranties, covenants and agreements shall be disregarded.
(e)    Indemnification for any Damages for which the Stockholders or Seller or, prior to the Closing, the Company would be liable under this ARTICLE 8 shall be reduced by the amount of any insurance proceeds and any indemnity, contribution or other similar payment, actually paid to the applicable Indemnitee by any third party with respect to such Damages, in each case net of any reasonable out-of-pocket expenses incurred in collecting such proceeds or payments. The Stockholders or Seller shall have no liability for any Damages to the extent that an allowance, provision or reserve covering such Damages taken into account in the Working Capital of the Company for purposes of Section 1.5 or otherwise was reflected in any adjustment to the Purchase Price paid hereunder.
8.6    Payments; Indemnification Escrow Fund.
(a)    Once an amount of Damages is agreed to by the Indemnitor or finally adjudicated to be payable pursuant to this ARTICLE 8, the Indemnitor shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnitor not make full payment of any such obligations within such 15-Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnitor or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to the prime rate in effect from time to time (as published in The Wall Street Journal) plus two (2) percentage points, from the required date of payment until the date on which such amount is paid in full. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.
(b)    Any Damages payable to a Buyer Indemnified Person pursuant to this ARTICLE 8 shall be satisfied first from the Indemnification Escrow Fund; and second following exhaustion of all amounts available to the Buyer Indemnified Person in the Indemnification Escrow Fund, from the Stockholders and Seller.
8.7    Other Indemnification Provisions.
(a)    Except in the case of Fraud and except as provided in ARTICLE 9, each Party hereby acknowledges and agrees that the foregoing indemnification provisions set forth in this ARTICLE 8 are the sole and exclusive remedy with respect to any and all claims for money damages arising out of or relating to this Agreement or the Transactions, which indemnification provisions shall be pursuant and subject to the requirements and limitations set forth in this ARTICLE 8. Without limiting the foregoing, the right to indemnification under this ARTICLE 8 shall not affect the right of any Buyer Indemnified Person or Seller Indemnified Person to seek an injunction, specific performance or other non-monetary equitable relief with respect to the matter giving rise to such exercise. The representations, warranties and covenants of the Seller Parties, and the Buyer Indemnified Persons’ right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including by any of its representatives) or by reason of the fact that the Buyer Indemnified Persons or any of their representatives knew or should have known at any time that any such representation or warranty is, was or might be inaccurate.
(b)    Any Liability of the Company to any Buyer Indemnified Person under this Agreement will terminate for all purposes upon Closing and have no further force or effect.
ARTICLE 9

TAX MATTERS
9.1    Responsibility for Filing Tax Returns.
(a)    Tax Structure. Each party hereto acknowledges and agrees that for U.S. federal income Tax purposes, the sale and purchase of the all of the Company Membership Interest from Seller shall be treated as a sale to Buyer of all of the Company’s assets in exchange for the consideration paid by Buyer. All items of Company income, gain, loss, deduction and credit up to and through the Closing with respect to the Company shall be reported on Seller’s IRS Form 1120S.

(b)    Preparation and Review of Pre-Closing Income Tax Returns.
(i)    Seller will prepare and file, or cause to be prepared and filed, all income Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period, other than any Tax Returns of the Company covering a Straddle Period. Seller shall pay to the applicable Governmental Authority an amount equal to that the Taxes shown on such Tax Return for which Seller has an obligation to indemnify Buyer pursuant to ARTICLE 8.
(ii)    Except as set forth in Section 9.1(b)(i), Buyer will prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company after the Closing Date. Buyer will deliver such Tax Returns (and, with respect to any such Tax Returns covering a Straddle Period, a calculation of the portion of the Taxes shown on such Tax Returns that are apportioned, as determined in Section 9.4, to the portion of the Tax period deemed ending on or prior to the Closing Date) to the Seller, for review and comment, at least fifteen (15) Business Days prior to the applicable filing deadline for such Tax Returns and Buyer shall consider in good faith any reasonable comments made by Seller with respect to any such Tax Returns to the extent related to the period ending on the Closing Date of any such Tax Returns. No later than five (5) days prior to the filing date of any such Tax Return, Seller shall pay to the Company an amount equal to that portion of the Taxes shown on such Tax Return for which Seller has an obligation to indemnify Buyer pursuant to ARTICLE 8.
9.2    Cooperation on Tax Matters.
(a)    Mutual Cooperation; Record Retention. Subject to the provisions of Section 9.1, Buyer and the Seller Parties will, and will cause their respective representatives to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns of the Company pursuant to this Agreement. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any Tax Proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and Buyer and the Seller Parties shall (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or the Seller Parties, any extensions thereof) of the respective Taxable periods, and (ii) abide by all record retention agreements entered into with any taxing authority.
(b)    Tax Certificates. Buyer and the Seller Parties, upon reasonable request by the other party, shall use all reasonable commercial efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).
9.3    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions (collectively, “Transfer Taxes”) shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees, and charges, and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
9.4    Straddle Period Allocation. To the extent permitted under applicable Law, the Company will elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company. If applicable Law does not permit the Company to close its taxable year on the Closing Date or to the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company for a Straddle Period that relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
9.5    Audits and Contests with Respect to Taxes.
(a)    Notification. So long as Taxable periods of the Company ending on or before, or including, the Closing Date remain open for an assessment of Tax, Buyer and Seller shall promptly notify the other party in writing after receipt by Buyer or any Seller Party of written notice of any pending or threatened Tax Proceeding of the Company relating to any Pre-Closing Tax Period or Straddle Period. However, failure to provide any such notification shall not prejudice the right of any party seeking indemnification, provided that any increase in penalty or cost arising from the delay caused by the party seeking indemnification shall not be subject to indemnity from the other party and shall be the obligation of such party seeking indemnification.
(b)    Procedures and Right to Defend. Within ten (10) days after the Seller’s receipt of a notice respecting an item or items for which it is responsible pursuant to Section 8.2(c), Seller may elect, so long as the Stockholders and Seller have an obligation to indemnify the Buyer Indemnified Persons hereunder, with respect to any such Tax Proceeding relating to a Pre-Closing Tax Period other than a Straddle Period, by written notice to Buyer, to contest the Tax Proceeding in the name of the Company at Seller’s sole expense. If Seller so elects, it shall be solely responsible for the defense of the Tax Proceeding and the item or items at issue, except that Buyer agrees to cooperate, and Buyer will cause the Company to cooperate, in the contest of such Tax Proceeding by making relevant documents and employees reasonably available to Seller, and to execute such documents (including powers of attorney) as may be reasonably necessary to allow Seller to conduct the defense. If Seller elects to conduct a defense, Seller shall control such Tax Proceeding; provided, however, that neither Seller nor any Stockholder shall enter into any settlement of or otherwise compromise any such Tax Proceeding that could have an adverse effect on the Company or Buyer or any of their Affiliates in respect of any period ending after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed. Subject to the foregoing, Buyer shall have the right to participate in any such Tax Proceeding at its sole expense. Seller shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any such Tax Proceeding. Seller shall, in good faith, allow Buyer to make comments to Seller regarding the conduct of or positions taken in any Tax Proceeding that will or may create an increase in Taxes for the Company or Buyer or any of their Affiliates in respect of any period ending after the Closing Date or that could have an adverse effect on the Company or Buyer or any of their Affiliates in respect of any period ending after the Closing Date.
(c)    Defense and Settlement by Buyer. Buyer shall have the sole right, at its expense, to control any and all other Tax Proceedings (including if Seller does not elect to control a Tax Proceeding pursuant to Section 9.5(b) within ten (10) days after its receipt of notice of a Tax Proceeding); provided, however, that except where Seller elects not to control a Tax Proceeding, neither Buyer nor any of its Affiliates shall enter into any settlement of or otherwise compromise any Tax Proceeding for which Seller may have liability under this Agreement without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the foregoing, Seller shall have the right to participate in any such Tax Proceeding at its sole expense. Buyer shall keep Seller fully and timely informed with respect to the commencement, status and nature of any such Tax Proceeding. Buyer shall, in good faith, allow Seller to make comments to Buyer regarding the conduct of or positions taken in any such Tax Proceeding.
9.6    Allocation of Purchase Price. The Purchase Price (and any assumed liabilities required to be taken into account) shall be allocated among the assets of the Company consistent with Schedule 9.6 to this Agreement (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule shall be modified as appropriate to reflect any adjustments in the Purchase Price made following the Closing in accordance with this Agreement. The Parties shall promptly advise one another of the existence of any Tax audit, controversy or litigation related to the Purchase Price allocation hereunder. Buyer, the Seller Parties and each of their respective Affiliates shall report and file all Tax Returns (including IRS Form 8594) consistently with the Purchase Price Allocation Schedule and, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign Law), Buyer and the Seller Parties will not take a position inconsistent with such agreed Purchase Price Allocation Schedule on any Tax Return (including any forms required to be filed pursuant to Section 1060 of the Code), or otherwise.
9.7    Tax Sharing Agreements. The Company will cause all Tax sharing, Tax indemnity, and Tax allocation agreements of the Company (excluding, for the avoidance of doubt, this Agreement) to be terminated as of the Closing Date.
9.8    S Corporation Status. In the event that, after the Closing, the Company’s election under Section 1362 of the Code (or a similar provision of state or local Law) is found to have been invalid, or is found to have terminated before the Reorganization, then Seller and the Stockholders shall cooperate with Buyer to obtain from the IRS a waiver of the invalidity or terminating event on the grounds of inadvertency. In connection therewith, Seller and the Stockholders shall take such steps, and make such adjustments, as may be reasonably required pursuant to Section 1362(f)(3) and (4) of the Code (and any similar provision of state or local Law).
9.9    Conflicts. In the event of a conflict between any provision of this ARTICLE 9 and any other provision in this Agreement, the provisions of this ARTICLE 9 shall control.

ARTICLE 10

EMPLOYEE MATTERS
10.1    No Employment Contract. This Agreement shall not be deemed to create any contract between Buyer and any employee which gives the employee the right to be retained in the employment of Buyer or any related employer and the representations, warranties, covenants and agreements contained herein are for the sole benefit of the Parties, and employees and former employees of the Company are not intended to be and shall not be construed as beneficiaries hereof.
10.2    Employee Benefits. Those Employees who are, immediately prior to the Closing, (a) actively working for the Company, including the Employees who are temporarily absent due to vacation or other routine matters in compliance with Law or the Company’s policies pertaining to employee matters, but excluding any Employees who have been suspended as a result of disciplinary or corrective action, and (b) on an authorized leave of absence, including such employees on sick leave, short-term disability leave, maternity leave or military leave (collectively, the “Transferred Employees”), shall continue to be employed pursuant to an “at-will” policy on and after the Closing Date.
ARTICLE 11

DEFINITIONS
“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.
“Acquisition Candidate” means (i) any Person engaged in the Relevant Business, or (ii) any project with respect to the Relevant Business, and in either case (A) which was called on by Buyer, any Seller Party, or any of their Affiliates, in connection with the possible acquisition by Buyer, the Company or any of their Affiliates, of that project or all or substantially all of the Equity Interests or assets of or one or more divisions of that Person, or (B) with respect to which Buyer, any Seller Party, or any of their Affiliates has made an acquisition analysis.
“Affiliate” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting Equity Interests, by contract, or otherwise.
“Affiliated Group” means any affiliated group under Code section 1504(a) or any similar group defined under provisions of applicable Law.
“Agreement” is defined in the preamble to this Agreement.
“Ancillary Agreements” means the Assignment, the Employment Agreement, Leases, Escrow Agreement, and the agreements and related documents entered into in connection with the consummation of the transactions contemplated by this Agreement.

“Assignment” is defined in Section 1.4(a)(xii).
“Balance Sheet Date” means December 31, 2016.
“Breach” means any breach, inaccuracy, failure to perform, failure to comply, conflict with, default, violation, acceleration, termination, or cancellation.
“Business Day” means any day on which commercial banks are not authorized or required to close in New York, New York.
“Buyer” is defined in the preamble to this Agreement.
“Buyer Indemnified Persons” means (i) Buyer and its Affiliates and their officers, directors, employees, agents, representatives, controlling Persons, and stockholders and (ii) if the Closing occurs, the Company and any Person who was an officer, director, or employee of the Company if such Person at and after the date hereof and the time of Closing is or was not a Stockholder or an Affiliate thereof.
“Campbell” means N. David Campbell.
“Cap” is defined in Section 8.5(a).
“Closing” is defined in Section 1.2.
“Closing Date” is defined in Section 1.2.
“Closing Working Capital” is defined in Section 1.5(b).
“Closing Working Capital Statement” is defined in Section 1.5(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” with respect to any Person means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require such Person to issue any of its Equity Interests, or any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of such Person, (b) statutory pre-emptive rights or pre-emptive rights granted under the applicable Person’s Organizational Documents, and (c) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to such Person.
“Company” is defined in the preamble to this Agreement.
“Company Membership Interest” means the membership interest of the Company existing after the consummation of the Conversion.
“Company Stock” means the common stock, no par value, of the Company existing prior to the consummation of the Conversion.
“Company Systems” is defined in Section 3.16(c).
“Confidential Information” means any information concerning the businesses and affairs of Buyer or the Company.
“Consent” means any consent, approval, notification, waiver, or other similar action that is necessary or convenient.

“Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, promise, obligation, right, instrument, or other similar understanding, whether written or oral.
“Controlled Group of Corporations” is defined in Code section 1563.
“Conversion” is defined in the recitals to this Agreement.
“Current Assets” means the current assets of the Company consisting of short-term investments, accounts receivable net of allowance for doubtful accounts, inventory, deposits, retainers, work in process, prepaid expenses, and other current assets of the Company, in each case as determined in accordance with GAAP (excluding any effects from purchase accounting) applying the same accounting principles, policies, and practices that were used in preparing the Financial Statements, but excluding for purposes of this Agreement all current or deferred income Tax assets and cash and cash equivalents.
“Current Liabilities” means the current liabilities of the Company consisting of accounts payable, accrued expenses, notes payable and other indebtedness (including all loans payable to banks, but excluding capital lease obligations) plus any accrued and unpaid interest thereon, committed but unaccrued capital expenditures, deferred revenue, and other current liabilities of the Company, in each case as determined in accordance with GAAP applying the same accounting principles, policies, and practices that were used in preparing the Financial Statements, but excluding for purposes of this Agreement all current or deferred income Tax assets.
“Damages” means all damages, losses (including any diminution in value where that is an appropriate remedy), Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, Taxes, costs, expenses (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors and of expert witnesses and other out-of-pocket costs of investigation, preparation, and litigation in connection with any Action or Threatened Action) of any kind or nature whatsoever; provided, however, that “Damages” shall not include punitive, extraordinary, or consequential damages, except to the extent asserted by and payable to a third party or related to a claim for Fraud.
“DeChellis” means James C. DeChellis III.
“Deductible” is defined in Section 8.5(b).
“Deferred Intercompany Transactions” is defined in Treas. Reg. Section 1.1502-13.
“Employees” is defined in Section 3.26(a).
“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and each other incentive (equity or otherwise), severance, employment change in control, cafeteria or flexible benefit plan, deferred compensation, or other fringe benefit or compensatory agreement, policy, plan or arrangement provided or maintained by the Company to, with or for the benefit of any of its or their current or former employees or independent contractors or any of their respective dependents or beneficiaries or with respect to which the Company has any Liability.
“Employer Taxes” means the employer portion of any payroll or employment Taxes arising from, or due and payable with respect to any compensatory payments made in connection with this

Agreement, including any retention or transaction bonus or other payment of fee that becomes payable to Company employees, officers and/or directors by virtue of, or in connection with the Transaction.
“Employment Agreement” means the employment Contract between the Company and DeChellis, in substantially the form of Exhibit B.
“Encumbrance” means any Order, Security Interest, Contract, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
“Enforceable” means, in the case of a Contract, the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.
“Environment” means soil, land surface or subsurface strata, waters (including, navigable ocean, stream, pond, reservoirs, drainage, basins, wetland, ground, and drinking), sediments, ambient air (including indoor), plant life, animal life, and all other environmental or natural resources.
“Environmental Condition” shall mean any pollution, contamination, degradation, damage or injury caused by, related to, arising from or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, Release or emission of any “Hazardous Materials.”
“Environmental, Health, and Safety Laws” means any and all past or present Laws pertaining to or regulating pollution, environmental protection, health and safety of persons, pipeline safety, natural resource damages, conservation of resources, wildlife, waste management, the use, storage, generation, production, treatment, release, emission, discharge, remediation, removal, disposal or transport or any other activity related to a toxic or hazardous substance, waste or material (including asbestos, polychlorinated biphenyls, crude petroleum and its fractions or derivatives thereof), or any other environmental matter, including: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Section 3009(f) et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651 et seq.
“Environmental Liabilities” shall mean any and all Liabilities, Damages, or Actions, (a) pursuant to any Contract, Order, or other responsibility arising out of or in connection with any Environmental, Health, and Safety Laws, or (b) pursuant to any claim by a Governmental Authority or other person for personal injury, property damage, damage to natural resources, Remediation or payment or reimbursement of Remediation costs.

“Environmental Permits” mean any Permit required under applicable Environmental, Health, and Safety Laws.
“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Escrow Agent” means BNY Mellon, National Association.
“Escrow Agreement” means the escrow agreement to be entered into by Buyer, Seller, Seller’s Representative and Escrow Agent at the Closing, in substantially the form of Exhibit C.
“Estimated Closing Working Capital” is defined in Section 1.5(a).
“Estimated Closing Working Capital Statement” is defined in Section 1.5(a).
“Example Statement” is defined in Section 1.5(a).
“Excess Loss Account” is defined in Treas. Reg. Section 1.1502-19.
“Exchange Act” means the Securities Exchange Act of 1934.
“Final Working Capital” is defined in Section 1.5(a).
“Financial Statements” is defined in Section 3.9(a).
“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977.
“Fraud” means an actual and intentional fraud by a Person with respect to the making of the representations and warranties in this Agreement or in any certificate or document delivered pursuant hereto, which fraud is (i) applicable to the representations and warranties in this Agreement or in any certificate or document delivered pursuant hereto, and (ii) relied upon.
“Fundamental Representations” means, collectively, the representations and warranties of the Stockholders and Seller contained in Section 2.1 and the representations and warranties of each Seller Party contained in Sections 3.1 (Corporate Status), 3.2 (Power and Authority), 3.3 (No Violation), 3.4 (Brokers’ Fees), 3.5 (Capitalization), 3.13 (Tax Matters), 3.14 (Title to Assets) 3.27 (Employee Benefits), and 3.28 (Environmental Matters).
“GAAP” means United States generally accepted accounting principles.
“Georgia Facility” means the site located at 1001 Oracal Parkway, Ellabell, Bryan County, Georgia.
“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government.
“Hazardous Material” means any substance that is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,”

“contaminant” or “pollutant” or any other substance that is regulated under any Environmental, Health, and Safety Law.
“Headquarters” means the site located at 1010 Industrial Boulevard, New Kensington, Westmoreland County, Pennsylvania.
“Headquarters Lease” means the lease between the Company and the landlord for that property, in substantially the form of Exhibit E.
“Improvements” is defined in Section 3.15(a)(ix).
“Indemnification Claim” means any claim for indemnification by an Indemnitee against an Indemnitor under this Agreement.
“Indemnification Escrow Amount” means Seven Million Four Hundred Thousand Dollars ($7,400,000.00).
“Indemnification Escrow Fund” is defined in Section 1.4(c)(ii).
“Indemnitees” means, individually and as a group, the Buyer Indemnified Persons and the Seller Indemnified Persons, as applicable.
“Indemnitor” means any Person having any Liability to any Indemnitee under this Agreement.
“Independent Accountants” is defined in Section 1.5(c).
“Intellectual Property” means, in the United States, all (a) patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations relating thereto, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, and all goodwill associated therewith, together with all translations, adaptations, derivations, and combinations, applications, registrations, and renewals relating thereto, (c) copyrightable works, all copyrights and works of authorship, designs, and all applications, registrations, and renewals relating thereto, (d) trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) computer software (including all data and related documentation), (f) domain names, websites, social media accounts, email addresses, telephone numbers, and vanity numbers, and (g) copies and tangible embodiments of the foregoing (in whatever form or medium).
“Interim Balance Sheet” means the balance sheet contained within the Interim Financial Statements.
“Interim Balance Sheet Date” is defined in Section 3.9.
“Interim Financial Statements” is defined in Section 3.9.
“Knowledge of Seller” and words of similar import means (i) the actual or constructive knowledge of any of Campbell or DeChellis, in each case after each such individual is deemed to have made due inquiry of records of the Company and of officers, directors and other employees of the Company reasonably believed to have or should have knowledge of such matters, and (ii) the actual knowledge of any of Oscar Lewis or David Provan or the knowledge that any such individual could reasonably be expected to have concerning a specified matter in the course of performing services for the Company within his respective area of primary responsibility. References to the “Knowledge of Seller” shall be deemed to mean the “Knowledge” of any one or more Persons included within such group of Persons; and to the extent stated in the negative (e.g., “the Seller has no Knowledge”) such references to the “Knowledge” shall be deemed to mean none of the Persons included within such group of Persons has the “Knowledge”).
“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and in effect.
“Leased Property” means the Headquarters, the South Carolina Facility and the Georgia Facility.
“Leases” means the leases involving the Company, in substantially the form of Exhibit D and Exhibit E.
“Liability” means any liability, duty, or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.
“Material Adverse Change (or Effect)” means a change or effect in the condition (financial or otherwise), properties, assets, Liabilities, rights, obligations, operations, business, or prospects which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, Liabilities, rights, obligations, operations, business, or prospects, excluding any changes or effects resulting from (i) general changes in economic, geographic, market, financial or capital market, regulatory or political conditions, (ii) terrorism, war or the outbreak of hostilities, natural disasters or other force majeure events anywhere in the world, (iii) changes in conditions generally applicable to the industries in which the applicable Person operates, or (iv) the announcement of the execution and delivery of this Agreement or the pendency or consummation of the Transactions; provided, however, with respect to a matter described in any of the foregoing clauses (i), (ii) and (iii), such matter does not have a disproportionate effect on the applicable Person as compared to similarly situated Persons operating in the industries in which such Person operates, and with respect to a matter described in the foregoing clause (iv), such matter does not relate to an effect on relations with customers or employees of the Company as a result of any facts or circumstances related to such customers or employees of which the Seller had Knowledge.
“Material Permits and Certifications” is defined in Section 3.30.
“Most Recent Year End” means December 31, 2016.
“Multiemployer Plan” is defined in ERISA Section 3(37).
“NDT” is defined in the recitals to this Agreement.
“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity, quality and frequency).
“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.
“Parties” means collectively, Buyer and each Seller Party.
“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Authority.
“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, or Governmental Authority.
“Pre-Closing Tax Periods” means any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.
“Prohibited Transactions” is defined in ERISA Section 406 and Code section 4975.
“Purchase Price” is defined in Section 1.2.
“Purchase Price Adjustment Escrow Amount” means Five Hundred Thousand Dollars ($500,000.00).
“Purchase Price Adjustment Escrow Fund” is defined in Section 1.4(c)(i).
“Receivables” means all receivables of the Company, including all Contracts in transit, manufacturer’s warranty receivables, notes, accounts receivable, trade account receivables, and insurance proceeds receivable.
“Related Parties” means any Affiliate (excluding, for this purpose, individuals) of the Company or any Seller Party and shall specifically include the following entities: Campbell Holding, West Penn Testing, Inc., West Penn Testing Group, West Penn Testing Laboratories Inc., NDC Services, Inc., West Penn Service Group, Inc. and the spectrochemical testing services business sold to Spectrochemical Laboratories – Material Evaluation, Inc. for the entire time it was owned by the Company, including any predecessors of any thereof.
“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other release into the Environment.
“Releasee” / “Releasees” are defined in Section 5.6.
“Relevant Business” is defined in Section 5.5(a).
“Remediate,” “Remediation,” or “Remedial Action” means any investigation, monitoring, correction or remediation of an Environmental Condition, (including tests, inspections, borings, engineering studies, surveys, appraisals, environmental studies, operations, excavations, well installations, soil and groundwater sampling, activities associated with the construction, operation or maintenance of remediation, together with treatment equipment and systems for the treatment of contaminated soil, groundwater and free product and measures to contain, monitor or limit contamination, studies, surveys, wells, treatment and monitoring systems), which is required to bring an Environmental Condition into compliance with Environmental, Health, and Safety Laws, or is required to fulfill the terms of a written agreement with, or written order or directive from, a Governmental Entity or a litigation settlement or judgment.
“Reorganization” is defined in the recitals to this Agreement.
“Reorganization Effective Time” is defined in the recitals to this Agreement.
“Schedule” refers to any numbered section or subsection of the Seller Disclosure Schedule.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.
“Security Interest” means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right, except for (i) liens for taxes, assessments, governmental charges, or claims which are being contested in good faith by appropriate Actions promptly instituted and diligently conducted and only to the extent that a reserve or other appropriate provision, if any, has been made in conformity with GAAP therefor, (ii) statutory liens of landlords and warehousemen’s, carriers, mechanics’, suppliers’, materialsmen’s repairmen’s, or other like liens (including contractual landlords’ liens) arising in the Ordinary Course of Business and with respect to amounts not yet delinquent of being contested in good faith by appropriate proceedings, only to the extent that a reserve or other appropriate provision, if any, has been made in conformity with GAAP therefor, and (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance, and other similar types of social security.
“Seller” is defined in the preamble to this Agreement.
“Seller Disclosure Schedule” is defined in the preamble to ARTICLE 3.
“Seller Indemnified Persons” means (i) Stockholders, Seller and its Affiliates and their officers, directors, employees, agents, representatives, controlling Persons, and stockholders, and (ii) until the Closing occurs, the Company.
“Seller Parties” is defined in the preamble to this Agreement.
“Sellers’ Representative” is defined in Section 1.7(a).
“South Carolina Facility” means the site located at 2795 Old Richburg Road, Richburg, Chester County, South Carolina.
“South Carolina Lease” means the lease between the Company and the landlord for that property, in substantially the form of Exhibit E.
“Stockholder” and “Stockholders” are defined in the preamble to this Agreement.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Tax” or “Taxes” means (1) all United States federal, state, local or non-U.S. foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, employment, unemployment, disability, real property, ad valorem, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated, production, registration, license, lease, service, service use, payroll, severance, environmental, premium, real property gains, unclaimed or abandoned property, escheat, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, (2) any liability for the payment of any amounts of the type described in clause (1) as a result of being a member of a consolidated, combined, unitary or aggregate group for any Taxable period, and (3) any liability for the payment of any amounts of the type described in clauses (1) or (2) as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.
“Tax Proceedings” means any audit, examination, action, claim for refund or contest or defense against any assessment, notice of deficiency, or other proposed adjustment relating to any and all Taxes of the Company.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Date” means the date on which this Agreement is terminated pursuant to Section 7.1.
“Third-Party Claim” is defined in Section 8.4(a).
“Threatened” means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), that would lead a prudent Person to conclude that an Action or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.
“Threatened Release” means any event that has occurred or other circumstances that exist that could lead a prudent Person to conclude that any Release, whether intentional or unintentional, is likely to occur now or in the foreseeable future.
“Transactions” means all of the transactions contemplated by this Agreement, including (a) the sale of the Shares by Seller to Buyer and Buyer’s delivery of the Purchase Price therefor, (b) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith, including each Ancillary Agreement, and (c) the performance by Buyer and Seller Parties of their respective covenants and obligations (pre- and post-Closing) under this Agreement.
“Transaction Documents” means this Agreement and the Ancillary Agreements.
“Transferred Employees” is defined in Section 10.2.
“Transfer Taxes” is defined in Section 9.3.
“Treas. Reg.” means the proposed, temporary and final regulations promulgated under the Code.

“Unauthorized Use” is defined in Section 3.16(c).
“Working Capital” means Current Assets less Current Liabilities.
“Working Capital Calculation Materials” is defined in Section 1.5(c).
“Working Capital Requirement” means an aggregate Working Capital of the Company on the Closing Date equal to $3,276,000.
ARTICLE 12
MISCELLANEOUS
12.1    Seller Disclosure Schedule.
(a)    The disclosure in any such numbered section (and, if applicable, subsections) of the Seller Disclosure Schedule shall qualify only the corresponding section (or, if applicable, subsection) of ARTICLE 3, except to the extent disclosure in any numbered section (and, if applicable, subsection) of the Seller Disclosure Schedule is specifically cross-referenced in another numbered section (or, if applicable, subsection) of the Seller Disclosure Schedule or unless the applicability of such disclosure to such other representation, warranty, or Schedule is apparent on its face or in its context to Buyer, regardless of whether a cross-reference is actually made.
(b)    If there is any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.
12.2    Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments, and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions, including the letter of intent, dated October 6, 2017, between Campbell and Buyer.
12.3    Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are Enforceable by, the Parties and their respective successors.
12.4    Assignments. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers’ Representative; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to (i) one or more of its Affiliates, (ii) any purchaser of all the Equity Interests of Buyer or all or substantially all of the assets of Buyer, or (iii) the surviving entity of any merger or other business combination to which Buyer is, directly or indirectly, a party, and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

12.5    Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be addressed to the intended recipient as set forth below and shall be deemed duly given when received or if it is sent by registered or certified mail, return receipt requested, postage prepaid, then on the earlier of when received or two Business Days after it is sent:
If to Buyer or, after Closing, to the Company:
Mistras Group, Inc.
195 Clarksville Road
Princeton Junction, NJ 08550
Attn:    Michael Keefe, EVP, General Counsel
Copy (which shall not constitute notice) to:
Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, NY 10019-6022
Attn:    Sheldon G. Nussbaum
Email: sheldon.nussbaum@nortonrosefulbright.com
If to Seller or, before Closing, to the Company:
West Penn Non-Destructive Testing, Inc.
1010 Industrial Boulevard
New Kensington, PA 15068
Attn:    N. David Campbell, Chief Executive Officer
Email: ndcwpt@gmail.com
Copy (which shall not constitute notice) to:
Metz Lewis Brodman Must O’Keefe LLC
535 Smithfield Street, Suite 800
Pittsburgh, PA 15222
Attn:    John Lewis
Email: jlewis@metzlewis.com
If to Sellers’ Representative:
To the address provided for N. David Campbell
set forth on Exhibit A-1
Email: ndcwpt@gmail.com

Copy (which shall not constitute notice) to:
Metz Lewis Brodman Must O’Keefe LLC
535 Smithfield Street, Suite 800
Pittsburgh, PA 15222
Attn:    John Lewis
Email: jlewis@metzlewis.com

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using personal delivery, expedited courier, messenger service, or electronic mail, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
12.6    Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, subject to Sections 12.7 and 12.11, in addition to any other remedy to which they may be entitled, at Law or in equity, including as provided for in ARTICLE 8 hereof.
12.7    Submission to Jurisdiction. Each Party submits to the exclusive jurisdiction of any state or federal court sitting in New York County, New York, in any Action arising out of or relating to this Agreement and agrees that all claims in respect of the Action may be heard and determined in any such court. Each Party also agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each Party waives any right to invoke, and agrees not to invoke, any claim of forum non-conveniens, inconvenient forum, or transfer or change of venue and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12.5. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by Action on the judgment or in any other manner provided at Law or in equity.
12.8    Time. Time is of the essence in the performance of this Agreement.
12.9    Counterparts; Electronic Signatures and Electronic Exchange of Documents.
(a)    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(b)    The delivery of a copy of any document (including a Transaction Document) bearing the handwritten signature of a Party, by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in the form of a computer file in portable document format, or by any other electronic means that preserves the original graphic and pictorial appearance of the document, will have the same effect as would physical delivery of the paper document bearing such Party’s original signature. In addition, the delivery by electronic means as described in the foregoing sentence or by any other means of a copy of a signature page of any document (including a Transaction Document) which signature page bears the handwritten signature of a Party, when accompanied by written instructions or confirmation (delivered by such electronic or other means) that such delivery of the copy of the signature page is intended to evidence such Party’s execution of and intent to be legally bound by such document, will have the same effect as would physical delivery of the paper document bearing such Party’s original signature, and that such Transaction Documents and other documents delivered in accordance with this Section 12.9(b) be legally binding and Enforceable to the same extent as if delivered physically on paper.
(c)    The foregoing provisions of this Section 12.9 shall not be interpreted in any way to permit the execution of any document by an “electronic signature” (such as an electronic or digital sound, symbol, process, password, electronic identification number, security code and the like) or by any other form of signature other than a handwritten signature delivered physically on paper or by electronic means as described and in accordance with this Section 12.9.
12.10    Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
12.11    Governing Law. This Agreement and the performance of the Transactions and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of Law principles.
12.12    Amendments and Waivers. No amendment, modification, replacement, termination, or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by Buyer and the Sellers’ Representative. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.
12.13    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the Enforceability of the remaining terms and provisions hereof or the Enforceability of the offending term or provision in any other situation or in any other jurisdiction.
12.14    Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transactions including all fees and expenses of agents, representatives, financial advisors, legal counsel, and accountants. For clarity, the costs and expenses incurred by or on behalf of the Seller Parties shall be borne by the Stockholders and Seller, jointly and severally.
12.15    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached shall not detract from or mitigate the fact that the Party is in Breach of the first representation, warranty, or covenant. The phrase “provided to Buyer” and “made available to Buyer” and words of a similar nature shall mean (and be limited to) any such documents, materials or information posted in the electronic data room maintained by the Company for diligence purposes by and on behalf of the Buyer in connection with the transactions contemplated by this Agreement.
12.16    Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
12.17    Attorney-Client Privilege. The Buyer agrees that the Buyer waives and will not assert, and shall cause the Company to waive and to not assert, in connection with any matters arising out of or related to this Agreement or the Transactions, including in connection with any indemnification claim any attorney-client privilege with respect to any communication between Metz Lewis Brodman Must O’Keefe LLC and any of the Seller Parties occurring during its representation of the Seller Parties in connection with this Agreement and the Transactions; provided that the foregoing waiver shall not extend to any communication not involving this Agreement or the Transactions, or to communications with any Person other than the Seller Parties and their advisers.
[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Buyer:	Mistras Group, Inc.

By: /s/ Dennis Bertolotti
	Name:	Dennis Bertolotti
	Title:	President & Chief Executive Officer

The Company:	West Penn Non-Destructive Testing, LLC

By: /s/ N. David Campbell
	Name:	N. David Campbell
	Title:	Chief Executive Officer

By: /s/ James C. DeChellis
	Name:	James C. DeChellis III
	Title:	President and Chief Operating Officer

Seller:	WPT Holdings Inc.

By: /s/ N. David Campbell
	Name:	N. David Campbell
	Title:	President

Stockholders:	/s/ N. David Campbell
N. David Campbell, individually and as Sellers’ Representative

/s/ James C. DeChellis
James C. DeChellis III, individually